AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PANCETERA SOFTWARE, INC.,

QUARRY ACQUISITION CORPORATION,

HENRIK ROSENDAHL, AS REPRESENTATIVE,

AND

QUANTUM CORPORATION

Dated June 13, 2011

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Stockholder Written Consent
Exhibit B	Form of Certificate of Merger
Exhibit C	Escrow Agreement
Exhibit D	Form of Director and Officer Resignation and Release Letter
Exhibit E	Form of Legal Opinion of Counsel of the Company

Schedules
Schedule 1.6(a)(i)	Key Employees
Schedule 5.13	Spreadsheet

     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of June 13, 2011 by and among Quantum Corporation, a Delaware corporation (“Purchaser”), Quarry Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Sub”), and Pancetera Software, Inc., a Delaware corporation (the “Company”) and Henrik Rosendahl as Representative (the “Representative”, and together with the Company, the Purchaser and Sub, the “Parties” and each a “Party”).

RECITALS

     A. The Boards of Directors of each of Purchaser, Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Purchaser acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein and (ii) all of the issued and outstanding options to purchase capital stock of the Company shall be treated as set forth in Section 1.6(c) of this Agreement.

     C. The Company, Purchaser and Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

     D. Immediately prior to or concurrent with the execution and delivery of this Agreement by the Parties, the Company shall obtain the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby pursuant to an Action by Written Consent, in the form attached hereto as Exhibit A (the “Stockholder Written Consent”), which shall include the approval of each of the principal stockholders (and their affiliated entities) (each a “Principal Stockholder” and collectively, the “Principal Stockholders”), and such other stockholders who, together with the foregoing, constitute at least (i) a majority of the voting power of the outstanding shares of the Company Preferred Stock, voting together as a separate class, (ii) a majority of the voting power of the outstanding shares of Company Common Stock, voting together as a separate class and (iii) a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together on an as converted to Common Stock basis (collectively, the “Required Stockholder Consent”), pursuant to and in strict accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), the California Corporations Code (“California Law”), and the Charter Documents.

     E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Purchaser and Sub to enter into this Agreement, (i) the Company’s Board of Directors shall have unanimously approved the Merger, this Agreement and the transactions contemplated hereby and (ii) each Person identified on Schedule 1.6(a)(i) (the “Key Employees”) shall have signed an offer letter with Purchaser or the Surviving Corporation.

     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Purchaser. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in ARTICLE VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Purchaser and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit B, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation and Bylaws.

          (a) Unless otherwise determined by Purchaser prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Quarry Acquisition Corporation.”

          (b) Unless otherwise determined by Purchaser prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

     1.5 Directors and Officers of Surviving Corporation.

          (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

          (b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold their respective office in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly appointed.

     1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

          “Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

          “Aggregate Common Holder Consideration” means the result obtained by multiplying (a) the Remainder Merger Consideration by (b) 33.29%.

          “Aggregate Common Holder Stock Consideration” means the product of (a) the Per Share Common Holder Stock Consideration and (b) the Common Stock Number.

          “Aggregate Preferred Holder Consideration” means the sum of (a) the Preferred Preference Amount plus (b) result obtained by multiplying (i) the Remainder Merger Consideration by (ii) 66.71%.

          “Aggregate Stock Consideration” means the quotient obtained by dividing (a) $3,600,000 by (b) the Purchaser Common Stock Value.

          “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

          “Business Day[s]” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

          “Common Stock Number” means the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (excluding any vested or unvested Company Options).

          “Company Common Holder” shall mean any holder of any Company Common Stock.

          “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

          “Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.

          “Company Indebtedness” shall mean (a) all indebtedness, liabilities and obligations of the Company for borrowed money, (b) all amounts owed by and obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (c) all amounts owed by and all obligations of the Company as lessee or lessees under leases that have been recorded as capital leases, in accordance with GAAP, (d) all liabilities and obligations, contingent or otherwise, under acceptances, letters of credit or similar facilities, (e) all obligations under conditional or installment sale or other title retention contracts relating to purchased property, and (f) all guarantees of any of the foregoing of another Person.

          “Company Material Adverse Effect” shall mean any change, event or effect that, either alone or in combination with any other change, event or effect, is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company, taken as a whole; provided, however, that any change, event or effect primarily caused by (a) U.S. or world economic conditions or the industry in which the Company operates as a whole and which does not affect the Company disproportionately, (b) the loss of customers or Employees as the result of the announcement and pendency of the Merger shall not, by itself, be deemed to constitute a Company Material Adverse Effect, (c) any adverse change, effect, event, occurrence or development attributable or relating to out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (d) any adverse change, effect, event, occurrence or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

          “Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.

          “Company Preferred Holder” shall mean any holder of any Company Preferred Stock.

          “Company Preferred Stock” or “Company Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, par value $0.0001 per share.

          “Company Stockholder” shall mean any holder of any Company Capital Stock.

          “Company Stockholder’s Pro Rata Portion” for purposes of the Spreadsheet in Section 5.13 shall mean, with respect to each Company Stockholder, an amount equal to the quotient of (a) the amount of Aggregate Stock Consideration issuable or Final Adjusted Closing Cash Consideration payable, as applicable, pursuant to Section 1.6(b) hereof in respect of the shares of Company Capital Stock owned by such Company Stockholder as of immediately prior to the Effective Time, divided by (b) the aggregate amount of all Aggregate Stock Consideration issuable or Final Adjusted Closing Cash Consideration payable, as applicable, to all Company Stockholders pursuant to Section 1.6(b) hereof in respect of their shares of Company Capital Stock. For purposes of Section 7.3(b), the “Company Stockholder’s Pro Rata Portion” means the quotient of (i) the amount of Merger Consideration payable to such Company Stockholder pursuant to this Agreement in respect of the shares of Company Capital Stock owned by such Company Stockholder as of immediately prior to the Effective Time, divided by (ii) the amount of Merger Consideration payable to all Company Stockholders pursuant to this Agreement in respect of the shares of Company Capital Stock owned by all Company Stockholders as of immediately prior to the Effective Time.

          “Company Unvested Options Number” means the aggregate number of all Unvested Options (as defined below) issued and outstanding immediately prior to the Effective Time held by any Person.

          “Consideration Ratio” means the quotient obtained by dividing (a) the Remainder Stock Consideration by (b) the sum of (i) the Remainder Stock Consideration and (ii) the Final Adjusted Closing Cash Consideration.

          “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, sublease, occupancy agreement, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

          “Escrow Agent” shall mean Computershare Trust Company, N.A.

          “Escrow Amount” shall mean the sum of (a) the Escrow Stock Amount and (b) the Escrow Cash Amount.

          “Escrow Stock Amount” shall mean a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (a) the sum of (i) the Aggregate Common Holder Stock Consideration and (ii) the result obtained by multiplying (A) the Financial Advisor Stock Consideration by (B) 15%, by (b) the Purchaser Common Stock Value.

          “Escrow Cash Amount” shall mean the sum of (a) the result obtained by subtracting (i) the Aggregate Common Holder Stock Consideration, from (ii) $1,000,000, (b) the Escrow Remainder Cash Amount, (c) $48,486.67 and (d) the Escrow Stock Amount.

          “Escrow Remainder Cash Amount” shall mean an amount in cash equal to (a) $1,970,086.67, minus (b) the result obtained by subtracting (i) the Aggregate Common Holder Stock Consideration, from (ii) $1,000,000, minus (c) $48,486.67.

          “Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

          “Export and Import Control Laws” shall mean any U.S. or applicable non-U.S. law, regulation, or order governing (a) imports, exports, reexports, or transfers of products, services, software, or technologies from or to the United States or another country; (b) any release of technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (c) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

          “Financial Advisor” means Bridge Street Securities, LLC.

          “Financial Advisor Stock Consideration” means $144,000.

          “GAAP” shall mean United States generally accepted accounting principles consistently applied.

          “Government Contract” shall mean (a) any Contract, bided on, solicited, or entered into by or on behalf of the Company with a Governmental Entity, or (b) any Contract or subcontract bided on, solicited, or entered into by or on behalf of the Company, which, by its terms, relates to a Contract to which a Government Entity is a party.

          “Governmental Entity” shall mean any government, any governmental or regulatory entity or body, subdivision, department, commission, board, agency, instrumentality, or other entity exercising governmental authority, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, quasi-governmental, or private, and whether inside or outside of the United States.

          “Governmental Official” shall mean any person, elected to a position in, appointed to a position with, or otherwise employed by, any transnational, domestic or foreign federal, state, or local, governmental authority, department, court, agency or official, including any political subdivision thereof (including public universities and hospitals).

          “Information Statement” shall mean the information statement including information regarding the Company, the Merger and this Agreement and the unanimous recommendation of the Board of Directors in favor of the Merger Agreement and the transactions contemplated hereby delivered by the Company to the Company Stockholders.

          “Key Employees” shall mean the employees of the Company listed in Schedule 1.6(a)(i) hereto.

          “Knowledge” or “Known” means with respect to the Company, (a) (i) the actual knowledge of Mitch Haile, Henrik Rosendahl and Gregory Wade after reasonable inquiry of relevant employees and advisors of the Company and (b) the actual knowledge of the directors of the Company in their capacities as directors of the Company.

          “Lien” shall mean any lien, pledge, charge, claim, mortgage, option, security interest or other encumbrance of any sort.

          “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

          “Merger Consideration” means the sum of (i) the Final Adjusted Closing Cash Consideration and (ii) $3,600,000 to be paid in the form of Purchaser Common Stock.

          “Net Working Capital” means, as of a particular date, an amount equal to (v) all current assets (including all forms of accounts receivable) of the Company as of such date, minus (w) all current liabilities (including any Pre-Closing Taxes constituting a current liability), minus, (x) any payments (including severance, golden parachute and any other payments) made or to be made to any Employee in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, minus (y) all Company Indebtedness, including, but not limited to, any amounts outstanding under the Secured Promissory Note No. SN-1, dated June 1, 2011 issued to Hummer Winblad Venture Partners VI, L.P. and the Secured Promissory Note No. SN-2, dated June 1, 2011 issues to Onset VI, L.P.) not reflected in the foregoing; provided, however, that “Net Working Capital” shall not include any liabilities that are reflected in the Company’s estimated Transaction Expenses.

          “Option Exchange Ratio” shall mean the quotient obtained by dividing (a) quotient obtained by dividing (i) the Aggregate Common Holder Consideration by (ii) the sum of (A) the Common Stock Number and (B) the Option Number, by (b) the Purchaser Common Stock Value.

          “Option Number” means all Company Options outstanding immediately prior to the Effective Time, whether or not vested.

          “Per Share Aggregate Common Holder Consideration” shall mean the quotient obtained by dividing (a) the Aggregate Common Holder Consideration by (b) the Common Stock Number.

          “Per Share Common Holder Cash Consideration” shall mean the result obtained by multiplying (a) the Per Share Aggregate Common Holder Consideration by (b) the result obtained by subtracting (i) the Consideration Ratio from (ii) 1.

          “Per Share Common Holder Stock Consideration” shall mean the result obtained by multiplying (a) the Per Share Aggregate Common Holder Consideration by (b) the Consideration Ratio.

          “Per Share Preferred Holder Cash Consideration” shall mean the result obtained by multiplying (a) the quotient obtained by dividing (i) the Aggregate Preferred Holder Consideration by (ii) the Preferred Stock Number, by (b) the result obtained by subtracting (i) the Preferred Consideration Ratio from (ii) 1.

          “Per Share Preferred Holder Stock Consideration” shall mean the result obtained by multiplying (a) the quotient obtained by dividing (i) the Aggregate Preferred Holder Consideration by (ii) the Preferred Stock Number, by (b) the Preferred Consideration Ratio.

          “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

          “Plans” shall mean the Company’s Amended and Restated 2008 Stock Option and Stock Purchase Plan.

          “Pre-Closing Taxes” shall mean any Taxes of the Company relating or attributable to any Tax period or portion thereof through and including the Closing Date (the “Pre-Closing Tax Period”) that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date, including, without limitation, any employment or payroll taxes with respect to any bonuses, option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Purchaser or the Company; provided, that any real, personal and intangible property taxes for any Tax period that includes but does not end on the Closing Date (each, a “Straddle Period”) shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis; an provided further that any Tax attributable to deferred revenue accrued as of the close of business on the Closing Date shall not be a Pre Closing Tax.

          “Preferred Consideration Ratio” shall mean the quotient obtained by dividing (a) the result of (i) $3,600,000, minus (ii) the Financial Advisor Stock Consideration, minus (iii) the Aggregate Common Holder Stock Consideration, minus (iv) the product of (A) the Per Share Aggregate Common Holder Consideration, multiplied by (B) the Company UnvestedOptions Number, by (b) the Aggregate Preferred Holder Consideration.

          “Preferred Preference Amount” means $5,384,243.

          “Preferred Stock Number” means the number of shares of Preferred Stock outstanding immediately prior to the Closing.

          “Privacy Laws” shall mean any law related to the protection, privacy and security of sensitive personal information, including without limitation, the Gramm-Leach-Bliley Act, the European Union Data Protection Directive and any similar federal, state or foreign Law.

          “Purchaser Common Stock Value” shall mean the average of the closing sale prices of a share of Purchaser Common Stock as reported on the New York Stock Exchange for the ten (10) trading day period ending five (5) trading days immediately preceding the Closing Date.

          “Purchaser Common Stock” shall mean the shares of common stock of the Purchaser.

          “Related Agreements” shall mean the Certificate of Merger and Stockholder Written Consent.

          “Remainder Merger Consideration” means the result obtained by subtracting (a) the Preferred Preference Amount from (b) the Merger Consideration.

          “Remainder Stock Consideration” means the result obtained by subtracting (a) $3,600,000 from (b) the Financial Advisor Stock Consideration.

          “SEC” shall mean the United States Securities and Exchange Commission.

          “Transaction Expenses” shall mean all expenses of the Company incurred or to be incurred in connection with the preparation, execution and consummation of this Agreement, the transactions contemplated hereby to be consummated on or before the Closing Date, and the Closing, including fees and disbursements of attorneys, investment bankers, accountants and other advisors and service providers and including any payments requested or required to be made to third parties in connection with obtaining any consent to the assignment of a Contract required to be assigned in connection with the Merger and the transactions contemplated hereby, and any costs for D&O Insurance described in Section 5.11(b) of this Agreement to the extent such costs have not been paid prior to the Closing Date.

          (b) Effect on Capital Stock Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, subject to the terms and conditions set forth in this Section 1.6 and the provisions of Section 1.10, each share of Company Capital Stock outstanding immediately prior to the Effective Time will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.8 hereof, without interest, the following:

               (i) Preferred Stock. Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (unless such share is a Dissenting Share) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such share of Preferred Stock, (A) the Per Share Preferred Holder Cash Consideration and (B) the Per Share Preferred Holder Stock Consideration, as set forth on the Spreadsheet.

               (ii) Common Stock. Each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Common Stock, (A) the Per Share Common Holder Stock Consideration and (B) the Per Share Common Holder Cash Consideration, as set forth on the Spreadsheet.

               (iii) Unvested Shares. The shares of Company Capital Stock that are subject to a repurchase option or any other condition providing that such shares may be forfeited to, or repurchased by, the Company upon any termination of the employment, directorship or other relationship with the Company of the holder of such shares under the terms of any restricted stock purchase agreement or other agreement with the Company (such shares being referred to herein as “Unvested Company Shares” and such repurchase options or other conditions being referred to herein as “Repurchase Rights”), then the Merger Consideration payable upon the conversion of such Unvested Company Shares in the Merger as provided in Section 1.6(b)(ii) will be unvested (such cash being referred to herein as “Unvested Cash” and such Purchaser Common Stock being referred to herein as “Unvested Parent Common Stock”) and will be subject to the same Repurchase Rights that were applicable to such Unvested Company Shares immediately prior to the Effective Time. The Surviving Corporation will hold all Unvested Cash and Unvested Parent Common Stock with respect to an Unvested Company Share until such cash and Parent Common Stock vests in accordance with the underlying Repurchase Right (any such vested cash being referred to herein as “Vested Cash” and such Purchaser Common Stock being referred to herein as the “Vested Parent Common Stock”), and will become payable by the Surviving Corporation and paid within thirty (30) days of becoming due and owing to the holder; provided, however, that the portion of the Escrow Cash Amount and Escrow Stock Amount attributable to such Unvested Company Shares shall be deposited with the Escrow Agent and shall constitute the “Unvested Escrow Amount”. A portion of Vested Cash and Vested Parent Common Stock distributed to the holder upon vesting will be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder. In the event that the service of a holder of an Unvested Company Share outstanding immediately prior to the Effective Time terminates prior to the vesting of such right (or a portion thereof), or the holder of such Unvested Company Share otherwise ceases to be entitled to further vesting with respect to such Unvested Company Share, the Surviving Corporation shall have no further obligations to make payments to such holder for any unvested portion of such Unvested Company Share and any such amounts shall be retained by the Surviving Corporation. However, such holder shall still be entitled to receive, in respect of the portion of holder’s Unvested Company Shares that vested prior to such termination of service or other event, any amounts payable or issuable with respect to the portion of the rights under this Section 1.6(b)(iii), if any, that vested prior to or upon such termination of service or other event. Prior to the Effective Time, the Company shall take all action that may be reasonably necessary (under the Plans or otherwise) to effectuate the provisions of this Section 1.6(b)(iii) to ensure that, from and after the Effective Time, each holder of a Unvested Company Share that was outstanding immediately prior to the Effective Time that was cancelled as provided in this Section 1.6(b)(iii) shall cease to have any rights with respect thereto, except the right to receive the consideration specified in this Section 1.6(b) without interest. In the event the Surviving Corporation or Purchaser exercises its Repurchase Right with respect to any portion of the Unvested Escrow Amount, then the Surviving Corporation or Purchaser shall provide notice to the Escrow Agent that such Repurchase Right has been exercised, the amount of cash and Parent Common Stock of the Unvested Escrow Amount that is being repurchased (the “Repurchase Notice”) and promptly upon receipt of such Repurchase Notice, the Escrow Agent shall release that portion of the Unvested Escrow Amount set forth in the Repurchase Notice to the Surviving Corporation or Purchaser. For clarification purposes only, such Repurchase Notice shall not require the consent or signature of the Representative.

                     (iv) For purposes of calculating the amounts payable to each Company Stockholder pursuant to this Section 1.6(b), all shares of the Company Capital Stock held by each Company Stockholder shall be aggregated on a certificate-by-certificate basis. The amount of cash to be paid to each Company Stockholder for each share certificate shall be rounded down to the nearest cent and the amount of Purchaser Common Stock to be issued to each Company Stockholder for each share certificate shall be rounded down to the nearest whole share. Notwithstanding anything set forth in this Section 1.6, any Dissenting Shares will be treated as set forth in Section 1.7 hereof.

                     (v) For purposes of clarity, the maximum aggregate consideration payable by Purchaser and the Sub in the Merger to Company Stockholders as stockholders and holders of Company Options as optionholders shall not exceed an amount equal to the Merger Consideration.

              (c) Assumption of Company Options.

                     (i) Vested Options. A “Vested Option” is the portion of a Company Option that is exercisable to acquire shares of the Company Common Stock as of immediately prior to the Effective Time. The Company shall take all necessary and appropriate action so that each of the Vested Options shall, prior to the Effective Time, be exercised for shares of Company Common Stock.

                     (ii) Unvested Options. An “Unvested Option” is the portion of a Company Option that is not exercisable to acquire shares of Company Common Stock as of immediately prior to the Effective Time. As of the Effective Time, each then outstanding Unvested Option (each, an “Assumed Option”) shall be assumed by Purchaser. Each Assumed Option shall be converted into an option to acquire a number of shares of Purchaser Common Stock equal to the product of the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole share of Purchaser Common Stock. Each Assumed Option shall have an exercise price per share of Purchaser Common Stock equal to the quotient obtained by dividing (A) the per share exercise price of the Company Option, by (B) the Option Exchange Ratio, rounded up to the nearest whole cent. The Assumed Option shall otherwise be subject to the same terms and conditions (including vesting and exercisability terms) that were applicable under the respective Company Option immediately prior to the Effective Time. It is the intention of the parties that the assumption of Company Options be effected in a manner that satisfies the requirements of Section 409A and Section 424(a) of the Code and the regulations promulgated thereunder. Prior to the Effective Time, and subject to the review and approval of Purchaser, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6(c) under all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices or obtaining any required consents.

              (d) Withholding Taxes. The Company, the Exchange Agent, Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

              (e) Effect on Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation and shall be owned by the Purchaser. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

       1.7 Dissenting Shares.

              (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal or dissenters’ rights under Delaware Law or under Chapter 13 of the California Corporations Code (“California Law”), as applicable (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law and California Law.

              (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights under Delaware Law and California Law, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon upon surrender of the certificate representing such shares.

              (c) The Company shall give Purchaser (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and California Law, as applicable, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Purchaser in advance and shall not be presented to any Company Stockholder prior to the Company receiving Purchaser’s consent. Notwithstanding the foregoing, to the extent that Purchaser, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (as defined in Section 7.2(a)) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Purchaser shall be entitled to recover under the terms of Section 7.2 hereof the amount of such Dissenting Share Payments.

       1.8 Surrender of Certificates.

              (a) Exchange Agent. Computershare Trust Company, N.A., or another Person selected by Purchaser, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

              (b) Purchaser to Provide Merger Consideration. Immediately following the Effective Time, Purchaser shall (i) make available to the Exchange Agent for exchange in accordance with this ARTICLE I the cash and Purchaser Common Stock payable pursuant to Section 1.6(b) hereof in exchange for outstanding shares of Company Capital Stock (other than any Unvested Cash and Unvested Parent Common Stock, which shall be withheld by Purchaser and paid out and issued, if at all, in accordance with the terms of applicable stock restriction agreements) and (ii) deliver payment in cash for Transaction Expenses to the entities/individuals and in the amounts listed on Schedule 1.8 attached hereto. The cash and Purchaser Common Stock deposited with the Exchange Agent shall be referred to as the “Exchange Fund.”

              (c) Exchange Procedures. Promptly following the Closing Date, Purchaser shall cause a letter of transmittal in Purchaser’s standard form to be delivered to each Company Stockholder at the address set forth opposite each such Company Stockholder’s name on the Spreadsheet. After receipt of such letter of transmittal (the “Exchange Documents”), the Company Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents. Promptly following surrender of a Company Stock Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Purchaser, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.8(d) hereof, the Exchange Agent shall deliver to the holder of such Company Stock Certificate in exchange therefor, the cash and Purchaser Common Stock to which such holder is entitled pursuant to Section 1.6(b) hereof, and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the cash and Purchaser Common Stock payable, if any, in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration payable or issuable to Company Stockholders hereunder will be paid or issued to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.

              (d) Transfers of Ownership. If any Merger Consideration is to be disbursed pursuant to Section 1.6 hereof to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the payment of any Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

              (e) Exchange Agent to Return Merger Consideration. At any time following the last day of the sixth month following the Effective Time, Purchaser shall be entitled to require the Exchange Agent to deliver to Purchaser or its designated successor or assign any portion of the Merger Consideration that has been deposited with the Exchange Agent pursuant to Section 1.8(b) hereof, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.8(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Purchaser and only as general creditors thereof with respect to any and all cash and share amounts that may be payable or issuable to such holders of Company Stock Certificates pursuant to Section 1.6(b)(ii) hereof upon the due surrender of such Company Stock Certificates and duly executed Exchange Documents in the manner set forth in Section 1.8(c) hereof. No interest shall be payable for the cash amounts delivered to Purchaser pursuant to the provisions of this Section 1.8(e).

              (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation, nor any Party shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

       1.9 Determination of Final Adjusted Closing Cash Consideration.

              (a) Preliminary Adjusted Closing Cash Consideration.

                     (i) At least seven (7) Business Days prior to the Closing Date, the Company shall deliver to Purchaser (A) an unaudited consolidated balance sheet of the Company as of the Closing Date (the “Company’s Closing Company Balance Sheet”), (B) a statement (the “Company’s Closing Working Capital Statement”) of the Company’s Net Working Capital as of the Closing Date after giving effect to the consummation of the transactions contemplated hereby (“Closing Working Capital,” which, as set forth in the Company’s Closing Working Capital Statement is the “Preliminary Closing Working Capital”), (C) the Company’s calculation of the Transaction Expenses and (D) the Company’s calculation of the Preliminary Adjusted Closing Cash Consideration (as defined below) based upon the Company’s Closing Working Capital Statement and the Company’s estimate of Transaction Expenses. The Company’s Closing Company Balance Sheet (x) shall be prepared in accordance with GAAP (except that the Company’s Closing Company Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financials Statements and (y) shall fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of the balance sheet of the Company as of the Closing Date after giving effect to the Closing. The Company’s Closing Working Capital Statement (x) shall be prepared in accordance with GAAP applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financials and the Company’s Closing Company Balance Sheet, and (y) shall fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of Closing Working Capital after giving effect to the consummation of the transactions contemplated hereby.

                     (ii) On the basis of the foregoing, for all purposes of and under this Agreement, “Preliminary Adjusted Closing Cash Consideration” shall mean (A) $8,400,000, minus (B) the amount, if any, by which Preliminary Closing Working Capital is less than $0, minus, (C) the Company’s estimate of Transaction Expenses, plus (D) the aggregate exercise amount of all Vested Options exercised in connection with the Closing. Following the Closing and until resolution of the determination of the Final Adjusted Closing Cash Consideration pursuant to Section 1.9(b) below, the cash portion of the Merger Consideration will be deemed to equal, and shall paid out to the Company Stockholders based upon, the Preliminary Adjusted Closing Cash Consideration.

              (b) Final Adjusted Closing Cash Consideration.

                     (i) Purchaser shall, within ninety (90) calendar days following the Closing Date, prepare (or cause to be prepared) and delivered to the Representative (A) an unaudited consolidated balance sheet of the Company as of the Closing Date (“Purchaser’s Closing Company Balance Sheet”), (B) a statement (“Purchaser’s Closing Working Capital Statement”) of Closing Working Capital, and (C) Purchaser’s calculation of the Final Adjusted Closing Cash Consideration (as defined below) based upon Purchaser’s Closing Working Capital Statement and Purchaser’s calculation of the Closing Transaction Expenses. Purchaser’s Closing Company Balance Sheet (x) shall be prepared in accordance with GAAP (except that Purchaser’s Closing Company Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financial Statements and the Company’s Closing Company Balance Sheet and (y) shall fairly and accurately present Purchaser’s good faith best estimate (based on reasonable assumptions) of the balance sheet of the Company as of the Closing Date after giving effect to the Closing. Purchaser’s Closing Working Capital Statement (x) shall be prepared in accordance with GAAP applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financial Statements, the Company’s Closing Company Balance Sheet, Purchaser’s Closing Company Balance Sheet and the Company’s Closing Working Capital Statement, and (y) shall fairly and accurately present Purchaser’s good faith best estimate (based on reasonable assumptions) of Closing Working Capital after giving effect to the consummation of the transactions contemplated hereby.

                     (ii) In the event that the Representative shall disagree with any item(s) or amount(s) set forth in Purchaser’s Closing Working Capital Statement within thirty (30) calendar days following the Representative’s receipt of Purchaser’s Closing Working Capital Statement, the Representative may deliver a notice of such disagreement (a “Post-Closing Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by the Representative, (B) the Representative’s calculation of each such item or amount, (C) the Representative’s good faith best estimate of Closing Working Capital after giving effect to the Representative’s calculation of each such disputed item or amount, and (D) the Representative’s calculation of the Final Adjusted Closing Cash Consideration (as defined below) after giving effect to the Representative’s good faith best estimate of Closing Working Capital. The Representative shall be deemed to have irrevocably consented and agreed, for and on behalf of the Company Stockholders, to each item and amount set forth in Purchaser’s Closing Working Capital Statement if the Representative shall fail to validly deliver a Post-Closing Notice of Dispute, pursuant to this Section 1.9(b)(ii), setting forth any such item or amount prior to the expiration of the foregoing thirty (30) calendar day period. In the event that the Representative shall validly deliver to Purchaser a Post-Closing Notice of Dispute pursuant to this Section 1.9(b)(ii), Purchaser may (in its sole and absolute discretion) either: (1) elect to negotiate any disputed item(s) and amount(s) in order to determine the Final Adjusted Closing Cash Consideration, or (2) refer any disputed item(s) and amount(s) to the Independent Accounting Firm pursuant to Section 1.9(b)(iv)(1) hereof for resolution in accordance with the terms and conditions thereof.

                     (iii) In the event that Purchaser and the Representative shall reach agreement, within thirty (30) calendar days following Purchaser’s receipt of a Post-Closing Notice of Dispute validly delivered by the Representative pursuant to Section 1.9(b)(ii) hereof, on all disputed items and amounts set forth in a Post-Closing Notice of Dispute validly delivered by the Representative pursuant to Section 1.9(b)(ii) hereof, then:

                    (1) Purchaser and the Representative shall execute a memorandum setting forth (1) the resolved item(s) and/or amount(s), and (2) Closing Working Capital, as calculated based on the resolved item(s) and amount(s); and

                    (2) “Final Closing Working Capital” shall be determined based upon the Closing Working Capital, as so agreed by Purchaser and the Company.

                     (iv) In the event that Purchaser and the Representative are unable to reach agreement, within thirty (30) calendar days following Purchaser’s receipt of a Post-Closing Notice of Dispute validly delivered by the Representative pursuant to Section 1.9(b)(ii) hereof, on all of the disputed item(s) or amount(s) set forth in a Post-Closing Notice of Dispute validly delivered by the Representative pursuant to Section 1.9(b)(ii) hereof, then:

                    (1) if applicable, Purchaser and the Representative shall execute a memorandum setting forth (1) the resolved item(s) and/or amount(s), if any, and (2) the item(s) or amount(s) that remain in dispute following such negotiations;

                    (2) Purchaser and the Representative shall submit all remaining disputed item(s) and amount(s) to a nationally recognized accounting firm that neither does at the time nor has in the past, performed services for either Purchaser or the Company and is mutually agreeable to both parties (the “Independent Accounting Firm”) for resolution in accordance with the terms and conditions hereof. Each of the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (1) act in its capacity as an expert and not as an arbitrator, (2) consider only those items and amounts as to which there is a dispute between Purchaser and the Representative, and (3) be instructed to reach its conclusions regarding any such dispute within thirty (30) calendar days after its appointment and provide a written explanation of its decision. In the event that Purchaser and the Representative submit any disputed item(s) or amount(s) to an Independent Accounting Firm pursuant to this Section 1.9(b)(iv), each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to any such disputed item or amount, which shall be considered by such Independent Accounting Firm as it deems appropriate. The fees and expenses of the Independent Accounting Firm and reasonable legal fees of the prevailing party (the “Independent Accounting Firm Expenses”) shall be borne by the other party. The Independent Accounting Firm shall determine all disputed item(s) and amount(s) and its decision in respect thereof shall be final and binding upon Purchaser and the Representative; and

              (C) “Final Closing Working Capital” shall be determined based upon: (1) the agreement of Purchaser and the Representative in respect of any disputed items or amounts, as set forth in the memorandum delivered by Purchaser and the Representative pursuant to clause (A) of this Section 1.9(b)(iv) hereof, in respect of each item and amount that is agreed upon by Purchaser and the Representative prior to the expiration of the applicable thirty (30) calendar day period set forth in Section 1.9(b)(ii) hereof following the Representative’s valid delivery of a Post-Closing Notice of Dispute pursuant to Section 1.9(b)(ii) hereof; and (2) the resolution of any disputed items or amounts resolved by the Independent Accounting Firm pursuant to clause (B) of this Section 1.9(b)(iv).

                     (v) On the basis of the foregoing, for all purposes of and under this Agreement, “Final Adjusted Closing Cash Consideration” shall mean (A) Preliminary Adjusted Closing Cash Consideration, and (B) minus the amount, if any, by which Preliminary Closing Working Capital exceeds the Final Closing Working Capital (there shall be no amount added to the Preliminary Adjusted Closing Cash Consideration in the event Preliminary Closing Working Capital is less than the Final Closing Working Capital). If the Preliminary Closing Working Capital exceeds the Final Closing Working Capital, Purchaser may make a claim on the Escrow Fund pursuant to Section 7.5 hereof.

       1.10 Escrow Amount Deposit. As soon as practicable following the Effective Time, Purchaser shall deposit with the Escrow Agent the Escrow Amount pursuant to the terms and subject to the conditions set forth herein and in an escrow agreement, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”). The foregoing deposit of the Escrow Amount shall be contributed as follows: (A) with respect to the Escrow Stock Amount, (i) the Company Common Holders and the Financial Advisor, as a stockholder, shall contribute a number of shares equal to the Escrow Stock Amount, and (B) with respect to the Escrow Cash Amount, (i) the Company Common Holders shall contribute an amount in cash equal to the sum of (a) the Escrow Remainder Cash Amount multiplied by 33.29%, and (b) the result obtained by subtracting (i) the Aggregate Common Holder Stock Consideration from (ii) $1,000,000, (iii) the Company Preferred Holders shall contribute an amount in cash equal to the Escrow Remainder Cash Amount multiplied by 66.71% and (c) the Financial Advisor shall contribute an amount in cash equal to $48,486.67.

       1.11 No Further Ownership Rights in Company Capital Stock. The consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

       1.12 Lost, Stolen or Destroyed Certificates. In the event that any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Purchaser or Exchange Agent may, in their discretion and as a condition precedent to the issuance thereof, require the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as either may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Purchaser or Exchange Agent, as applicable, against any claim that may be made against Purchaser or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

       1.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Purchaser, Sub, and the officers and directors of the Company, Purchaser and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company represents and warrants to Purchaser and Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the appropriate section or subsection; provided, that any information set forth in one section of the disclosure schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is readily apparent to Purchaser on its face) supplied by the Company to Purchaser dated as of the date hereof (the “Disclosure Schedule”), as follows:

       2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

              (a) Organization; Standing and Power. The Company is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted where the failure to be so organized, validly existing and in good standing would not reasonably be expected to be material to the Company.

              (b) Charter Documents. The Company has delivered to Purchaser a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

              (c) Subsidiaries. The Company has no subsidiaries.

       2.2 Capital Structure.

              (a) Capital Stock. As of the date of this Agreement, the authorized capital stock of the Company consists of 11,000,000 shares of Common Stock, par value $0.0001 per share, of which 1,880,663 shares are issued and outstanding, and 5,684,243 shares of Preferred Stock, par value $0.0001 per share, all of which are designated Series A Preferred Stock and 5,384,243 of which shares are issued and outstanding. The Series A Preferred Stock is convertible on a one-share for one-share basis into Company Common Stock. Assuming the same total capitalization as of the date of this Agreement, the total number of shares of Company Common Stock and Company Preferred Stock outstanding as of immediately prior to the Effective Time (assuming the conversion, exercise, or exchange of all securities (other than the Company Preferred Stock) convertible into, or exercisable or exchangeable for, shares of Company Capital Stock and the exercise of all Company Options) will be as set forth in the Spreadsheet. The Company Capital Stock is held by the Persons and in the amounts set forth in the Spreadsheet. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights.

              (b) Company Options and Company Warrants.

                     (i) Except for the Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan, arrangement or agreement granting equity compensation to any person. The Company has reserved 2,326,250 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plans, of which (i) 805,686 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plans, (ii) 406,322 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plans and remain outstanding as of the date hereof and (iii) 1,114,242 shares remain available for future grant. All shares of Company Common Stock that are issuable upon the exercise of outstanding Company Options have been issued under the Plans.

                     (ii) Section 2.2(b) of the Disclosure Schedule sets forth for each outstanding Company Option the name of the holder of such option, the domicile address of such holder as reflected on the Company’s books and records, the number of shares of Company Capital Stock issuable upon the exercise of such option, the date of grant of such option or warrant, the exercise price of such option, any vesting schedule (and any related acceleration provisions other than those set forth in the applicable Company stock plan), whether such Company Option is early exercisable, whether such option is subject to Section 409A of the Code, and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. The exercise price of each Company Option equaled the fair market value of the Company Common Stock on the respective grant date as determined by the board of directors of the Company in good faith. True and complete copies of all form agreements and instruments relating to awards issued under the Plans have been made available to Purchaser, as well as all agreements and instruments materially differing from such form agreements and instruments, and there are no agreements (whether written or unwritten) to amend, modify or supplement all such agreements or instruments.

              (c) Compliance. All outstanding shares of Company Capital Stock, Company Options have been issued in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued or transferred in accordance with any right of first refusal or similar right or limitations. The Company has not repurchased any shares of Company Capital Stock. No Company Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Company Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

              (d) Other Securities and Rights. Except for the Company Options, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There is no outstanding or authorized (i) stock appreciation, (ii) restricted stock unit, (iii) performance share, (iv) phantom stock, (v) profit participation, or (vi) other similar equity right with respect to the Company. Except as contemplated hereby, the Company is not a party to any, and to the Knowledge of the Company there are no, voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Purchaser will be the sole record and beneficial holder of all issued and outstanding capital stock of the Surviving Corporation (assuming Sub is a wholly-owned subsidiary of Purchaser at the Effective Time). No later than the Effective Time, all rights granted by the Company to acquire or receive any shares of Company Capital Stock from the Company will terminate as a result of the Merger. There are no commitments or agreements of any character to which the Company is bound obligating the Company to waive its right of repurchase or forfeiture with respect to any Unvested Company Shares as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).

       2.3 Authority; No Conflict; Necessary Consents.

              (a) Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company Stockholders as contemplated in Section 5.8. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company Stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The Requisite Stockholder Consent is the only vote of the holders of any class or series of Company Capital Stock necessary to approve or adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way duly (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the Company Stockholders approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company Stockholders at the Company Stockholders’ meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Purchaser and Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. The Company is not subject to the provisions of the California General Corporation Law pursuant to the operation of Section 2115 thereof.

              (b) No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Company Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company Stockholders as contemplated in Section 5.8 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any Legal Requirement applicable to the Company by which the Company or any of its properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Contract to which the Company is a party or is bound.

              (c) Necessary Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Purchaser are qualified to do business and (ii) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as identified in Section 2.3(c) of the Disclosure Schedule if not obtained or made would not be material to the Company, taken as a whole, or Purchaser and its subsidiaries, taken as a whole, or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (ii) are referred to herein as the “Necessary Consents.”

       2.4 Financial Statements; Internal Controls.

              (a) Financial Statements. Each of the financial statements (including, in each case, any related notes thereto) contained in Section 2.4 of the Disclosure Schedule sets forth the Company’s (i) unaudited consolidated balance sheet as of December 31, 2009 and December 31, 2010, and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for such fiscal years, and (ii) unaudited consolidated balance sheet as of April 30, 2011 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the four months then ended ((i) and (ii) together, the “Unaudited Financials”). The Unaudited Financials (collectively referred as the “Financial Statements”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except that the Unaudited Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financial Statements present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

              (b) Undisclosed Liabilities. Except as disclosed in the Financial Statements, the Company has no liabilities (absolute, accrued, contingent or otherwise), except for (i) liabilities reflected on the Current Balance Sheet and (ii) liabilities incurred after the date of the Company Balance Sheet in the ordinary course of business consistent with past practice that would not reasonably expected to be material to the Company taken as a whole. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date.

              (c) Books and Records. The books and records of the Company are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financial Statements are consistent with such books and records.

              (d) Internal Controls. The Company has established guidelines and general practices for maintaining, adhering to and enforcing a system of internal accounting controls that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the Company (including any Employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls used by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls used by the Company or (iii) any claim or allegation regarding any of the foregoing.

       2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date hereof, there has not been, accrued or arisen:

          (a) any Company Material Adverse Effect;

          (b) any acquisition by the Company of, or agreement by the Company to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

          (c) any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

          (d) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any the Company Capital Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

          (e) any split, combination or reclassification of any of the Company’s capital stock;

          (f) any entry into, amendment, modification, or termination of any Company Employee Plan or Employee Agreement that provides (contingent or otherwise) for severance benefits, change of control benefits, retention benefits, acceleration of equity vesting (including Company Options), or deferred compensation, nor any grant by the Company, whether orally or in writing, of any increase in compensation or fringe benefits of Employees (except for normal increases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice);

          (g) claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;

          (h) hiring or termination of any employee or consultant of the Company, promotion, demotion or other change to the employment status or title of any officer of the Company or resignation or removal of any director of the Company;

          (i) any amendment, termination or consent with respect to any Company Material Contract;

          (j) entry into any material customer Contract that contains any material nonstandard terms, including, but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments, other than as is consistent with past practice;

          (k) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

          (l) any debt, capital lease or other debt or equity financing transaction by the Company or entry into any agreement by the Company in connection with any such transaction;

          (m) any grants of any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

          (n) any material change in the level of product returns or factors influencing accounts receivable or warranty reserves experienced by the Company;

          (o) any material restructuring activities by the Company, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

          (p) any sale, lease, license, encumbrance or other disposition of any properties (including Leased Real Property) or assets or any Contract to market or list for sale any of the foregoing, except the sale, lease, license or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

          (q) any loan or extension of credit by the Company to any Person, other than in the ordinary course of business and in a manner consistent with past practice;

          (r) adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

          (s) any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred Tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

       2.6 Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.6(a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.6(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

          (b) Tax Returns and Audits.

               (i) The Company and its Subsidiaries have prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including amendments thereof and attachments and schedules thereto (“Returns”) relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their operations and such Returns are true and correct and completed in accordance with any applicable Legal Requirement.

               (ii) The Company has timely paid all Taxes it is required to pay and timely paid or withheld with respect to its employees and other third parties (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income Taxes, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes of a similar nature, including those imposed by a non-U.S. Taxing authority, required to be withheld, whether or not such payments are in connection with any Return.

               (iii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of the Company or its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company or its Subsidiaries has been proposed by any Tax authority to the Company, any of its Subsidiaries or any representative thereof. No claim has ever been made by an authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

               (v) The Company has no any liabilities for unpaid Taxes as of the Balance Sheet Date that have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

               (vi) The Company has made available to Purchaser or its legal counsel or accountants copies of all Tax Returns for the Company filed for all periods beginning after December 31, 2006.

               (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of the Company.

               (viii) The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

               (ix) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income tax Return or a Return under similar state, local or non-U.S. Tax laws (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement (except for commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by Company and commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business consistent with past practice), (c) any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract, by operation of law or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

               (x) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

               (xi) The Company has not participated in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

          (c) Executive Compensation Tax Matters.

               (i) The Company has not made any payment to any Employee and is not party to a Contract, including the provisions of this Agreement, to make any payment to any Employee that, individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible for U.S. federal income tax purposes pursuant to Section 280G of the Code.

               (ii) Each Contract between the Company and any Employee that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in operational compliance with Section 409A of the Code and applicable guidance thereunder, and, since January 1, 2009, in documentary compliance with Section 409A of the Code and applicable guidance thereunder. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A of the Code has been “materially modified” at any time after October 3, 2004. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Employee that has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted or that would otherwise be subject to Section 409A of the Code. No compensation will, or could reasonably be expected to, be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect as of the Effective Time.

     There is no Contract to which the Company is a party covering any Employee, which could require the Company to compensate any Employee for Tax-related payments under Section 409A of the Code (or any similar state law) or excise Taxes paid pursuant to Section 4999 of the Code.

     2.7 Title to Properties.

          (a) Properties. The Company does not currently own and has not owned any real property. Section 2.7(a) of the Disclosure Schedule sets forth a list of all real property currently leased, licensed or subleased by the Company (the “Leased Real Property”) and the identity of the lessee, sublessee or licensees and the expiration date of the lease, license or other occupancy agreement. No parties, other than the Company, have a right to occupy any material Leased Real Property. The Company will not be required to incur any material cost or expense for any repair and maintenance obligations or any restoration or surrender obligations.

          (b) Documents. The Company has made available to Purchaser true, correct and complete copies of all material leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Documents”). There are no other Lease Documents affecting the Real Property or to which the Company is bound. All Lease Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Documents, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases.

          (c) Valid Title. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets used or held for use in its business, free and clear of any Liens except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The rights, properties and assets presently owned, leased or licensed by the Company include all rights, properties and assets necessary to permit the Company to conduct its business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

     2.8 Intellectual Property.

          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

          “Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company.

          “Company Registered Intellectual Property” shall mean the applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded, with or by any Governmental Entity by or in the name of the Company.

          “Company Products” shall mean all products and services (including products and services which are being developed and are substantially completed) manufactured, made commercially available, marketed, distributed, sold, or imported for resale by or on behalf of the Company as of the date of this Agreement.

          “Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), ideas, developments, designs and techniques, information regarding plans for research, discoveries, improvements, and technology, (iii) proprietary and confidential information, customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, general intangibles, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

          “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates (“Patents”), (ii) copyrights, copyright registrations and applications for registration of copyrights, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names, trade dress, logos or other corporate designations, domain names and service marks and all goodwill associated therewith (“Trademarks”), (vi) divisions, continuations, renewals, re-examinations, corrections, provisionals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

          “Shrink-Wrapped Code” means generally commercially available software code (other than development tools and development environments) where available for a cost of not more than U.S. $10,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

          “Source Code” shall mean computer software and code, in form other than object or executable code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

          (b) No Default/No Conflict. All Contracts pursuant to which (i) Company receives or acquires any Intellectual Property Rights in Company Intellectual Property that is material to the business of the Company as conducted as of or prior to the Closing Date, or (ii) Intellectual Property or Intellectual Property Rights of a third Person that are licensed to the Company, are in full force and effect, and to the Knowledge of the Company as of the date of this Agreement are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. The consummation of the transactions contemplated by this Agreement will neither materially violate, nor by their terms directly result in the material breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts. The Company is in material compliance with, and has not materially breached any term of any such Contracts and, to the Knowledge of the Company as of the date of this Agreement, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s rights under such Contracts to the same extent the Company would have been able to subject to the same restrictions and conditions imposed on the Company under such Contracts, had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than the amounts or consideration which the Company would be required to pay had the transactions contemplated by this Agreement not occurred.

          (c) Ownership. (i) The Company owns, and has good and exclusive title to, each item of the Company Intellectual Property (other than Company Intellectual Property that is exclusively licensed to the Company) free and clear of any lien or encumbrance (other than non-exclusive licenses granted to third parties). Without limiting the foregoing: (x) to the Knowledge of the Company as of the date of this Agreement, the Company is the exclusive owner of all Trademarks that are used by the Company to designate the source or origin of the Company Products; (y) the Company either owns and has good title to, or has a license to, all currently copyrighted works that are embodied in any Company Product; and (z) to the Knowledge of the Company as of the date of this Agreement, to the extent that any Patents would be infringed by the Company’s manufacture, use, sale or import of any Company Product, the Company is the exclusive owner of such Patents, or has secured appropriate rights or immunities through license or other agreement or arrangement to make, use, sell and import the Company Products. (ii) No other Person has ownership or license rights granted by the Company (other than non-exclusive licenses granted to third parties) to improvements made by or for the Company in any Company Intellectual Property material to the business of the Company as conducted as of or prior to the Closing Date.

          (d) No Infringement. The Company Intellectual Property (other than the Company Intellectual Property that is exclusively licensed to the Company), including the design, development, use, import, branding, advertising, promotion, marketing, licensing, manufacture and sale thereof, does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right to privacy or publicity, or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company does business as of the date of this Agreement. To the Knowledge of the Company as of the date of this Agreement, no Intellectual Property or Intellectual Property Rights licensed to the Company and used in the operation of the business or embodied in any Company Product, infringes or misappropriates any Intellectual Property Rights of any Person so as to require, as of the date of this Agreement, the payment of any damages or other amounts by the Company or restrict the material scope of the licenses granted to the Company by the licensor of such Intellectual Property or Intellectual Property Rights in the applicable Contract between the Company and such licensor, except to the extent such restriction is set forth in the Contract.

          (e) Notice. The Company has not received in the last two years written notice from any Person claiming that any Company Product or Company Intellectual Property materially infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction in which the Company does business as of the date of this Agreement, or a written notice offering an express license to any third party Patents, nor to the Knowledge of the Company as of the date of this Agreement, are there any presently existing facts or circumstances that would constitute any reasonable basis therefor.

          (f) Transaction. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement, including any assignment to Purchaser by operation of law as a result of the Merger of any contracts or agreements to which the Company is a party, will trigger any obligation in any Contract to which the Company is a party as of the date of this Agreement that requires: (i) Purchaser, any of its subsidiaries or the Surviving Corporation to grant to any third party any incremental right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Purchaser, any of its subsidiaries or the Surviving Corporation, to be bound by, or subject to, any incremental non-compete or other incremental restriction on the operation or scope of their respective businesses, or (iii) Purchaser, any of its subsidiaries or the Surviving Corporation to be obligated to pay any incremental royalties or other amounts, or offer any incremental discounts, to any third party. As used in this Section 2.8(f), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement or consummated the transactions contemplated hereby.

          (g) Intellectual Property. The Company has taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, the Company has a policy requiring each current and former employee, consultant and contractor that has developed any material Company Intellectual Property for the Company to execute agreements containing confidentiality obligations and an assignment of ownership of such Company Intellectual Property to the Company, and there has been no material deviation from the policy described in the previous sentence in the past five years with respect to any such current or former employees, consultants and contractors of the Company. Section 2.8(g) of the Disclosure Schedule lists, as of the date of this Agreement, all Company Registered Intellectual Property.

          (h) No Order. No Company Intellectual Property (other than Company Intellectual Property that is exclusively licensed to the Company) is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or renders such Company Intellectual Property invalid or unenforceable. To the Knowledge of the Company as of the date of this Agreement, no Intellectual Property or Intellectual Property Rights licensed to the Company and used in the operation of the business or embodied in any Company Product, is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that requires, as of the date of this Agreement, the payment of any damages or other amounts by the Company or restricts the material scope of the license granted to the Company by the licensor of such Intellectual Property or Intellectual Property Rights in the applicable Contract between the Company and such licensor, except to the extent such restriction is set forth in such Contract.

          (i) Open Source. The Company has followed a general practice that is designed: (i) to identify software obtained by Company under open source, public source, or freeware software licenses, including any version of any software licensed pursuant to any GNU general public license or limited general public license or other software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict one’s ability to charge for distribution or use of software for commercial purposes (collectively “Open Source”), used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any current Company Products, and (ii) to avoid the unintended release of the Source Code of the Company Intellectual Property. Section 2.8(i) of the Disclosure Schedule sets forth a list of all Open Source that is included in, or provided or distributed with any current Company Product as of the date of this Agreement. The list in Section 2.8(i) of the Disclosure Schedule shall contain (x) the name of the Open Source, (y) the license name and version pursuant to which the Company has received a license to such Open Source and (z) a short statement of how the Open Source is being used in any Company Product, including whether the Open Source has been modified. There has been no deviation from or violation of the Company’s general practice with respect to Open Source.

          (j) Source Code. Section 2.8(j) of the Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property and is not Open Source, and describes whether the execution of this Agreement or the consummation of any of the other transactions contemplated by this Agreement, would be likely to result in (i) a release from escrow of any Source Code that is Company Intellectual Property and is not Open Source, and (ii) the grant of incremental rights to a Person with regard to such Source Code. As of the date of this Agreement, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to result in the disclosure or delivery by the Company or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property and is not Open Source under any Contract listed in Section 2.8(j) of the Disclosure Schedule.

          (k) Licenses-In. Other than (i) licenses to Shrink-Wrapped Code, (ii) licenses to Open Source as set forth in Section 2.8(i) of the Disclosure Schedule and (iii) non-disclosure agreements entered into in the ordinary course of business, Section 2.8(k) of the Disclosure Schedule lists, as of the date of this Agreement, all Contracts to which the Company is a party that are material to the business of the Company and under which the Company has been granted (1) any license to any material Intellectual Property or Intellectual Property Rights, including any Intellectual Property or Intellectual Property Rights that are embodied in any Company Products, or (2) any express inbound patent licenses.

          (l) Licenses-Out. Other than (i) non-disclosure agreements and (ii) non-exclusive licenses of Company Products granted on Company’s standard form of customer agreements without modification in any material respect, Section 2.8(l) of the Disclosure Schedule lists, as of the date of this Agreement, (1) all Contracts to which the Company is a party (A) pursuant to which Company granted any licenses to a third party under material Company Intellectual Property Rights; and (B) under which the Company has generated more than $20,000 in revenue in a fiscal quarter in any of the last two fiscal years, and (2) all written Contracts to which the Company is a party that include express outbound patent licenses granted under any material Company Intellectual Property Rights, regardless of whether any revenue was generated therefrom. All Company form end user agreements for Company Products dating back to 2009 have been provided to the Purchaser.

          (m) Customer Information. To the Knowledge of the Company as of the date of this Agreement, the Company has the right to use all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”) in the manner that the Company has been using such Customer Information as of the date of this Agreement.

          (n) Government Rights. No government funding, facilities of a university, college, other educational institution or research center or funding from such third parties was used in the development of any material Company Intellectual Property in a manner that would give such university, college, other educational institution, or research center any ownership or other rights in such material Company Intellectual Property.

          (o) Viruses. To the Knowledge of the Company as of the date of this Agreement, the Company Products do not contain any viruses, Trojan horses, worms, or other software routines or hardware components designed to permit unauthorized access to, or to maliciously disable, erase, or otherwise harm, software, hardware or data.

     2.9 Restriction on Business Activities. The Company is not party to or bound by any Contract containing any covenant (a) limiting in any material respect the right of the Company to engage in any line of business, to make use of any material Company Intellectual Property or compete with any Person in any material line of business or (b) granting any exclusive rights. Section 2.9 of the Disclosure Schedule lists any Contract between the Company that provides “most favored nation” or other preferential pricing terms or restrictions on the Company’s ability to change its pricing for Company Products.

     2.10 Governmental Authorizations. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any material interest in any of their respective material properties, or (ii) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Governmental Authorizations”) has been issued or granted to the Company. The Governmental Authorizations are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company as of the date of this Agreement, threatened. The Company is in compliance in all material respects with the terms of the Governmental Authorizations.

     2.11 Litigation. There is no action, suit, claim, arbitration or proceeding pending or, to the Knowledge of the Company as of the date of this Agreement, threatened against the Company, any of its properties (tangible or intangible) or against any officer or director of the Company. There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company as of the date of this Agreement, threatened against the Company, any of its properties (tangible or intangible) or against any officer or director of the Company by or before any Governmental Entity. There has not been, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or, to the Knowledge of the Company as of the date of this Agreement, any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

     2.12 Compliance with Laws. The Company is not in violation or default of any material Legal Requirements applicable to the Company by which the Company or any of its respective properties is bound or affected. There is no settlement agreement, judgment, injunction or order binding upon the Company.

     2.13 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. To the Knowledge of the Company as of the date of this Agreement, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. (For purposes of this Section 2.13: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.14 Brokers’ and Finders’ Fees; Transaction Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby. Section 2.14 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Transaction Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.15 Transactions with Affiliates. No officer, director, or, to the Knowledge of the Company as of the date of this Agreement, stockholder of the Company (nor, to the Knowledge of the Company as of the dated of this Agreement, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party (other than the agreements relating to the issuance of Company Capital Stock made available to Purchaser); provided, however, that passive ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an interest in any entity, trust, partnership or corporation for purposes of this Section 2.15.

     2.16 Employee Benefit Plans and Compensation.

          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

          “Company Employee Plan” shall mean any plan, program, policy, Contract, agreement or other arrangement (other than any Employee Agreement), whether written or unwritten, providing for compensation, bonus, commission, incentive pay, vacation, severance, termination pay, change of control pay, deferred compensation, performance awards, stock options or stock-related awards, welfare benefits, retirement benefits, cafeteria plan participation, dependent care plan participation, medical care, employee assistance program participation, education or tuition assistance, insurance, or other material fringe benefits or other material employee benefits or remuneration of any kind, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

          “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          “DOL” shall mean the United States Department of Labor.

          “Employee” shall mean any current or former employee, advisor, consultant, independent contractor or director of the Company or any ERISA Affiliate.

          “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, or other agreement, or contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options or other equity awards) between the Company or any ERISA Affiliate and any Employee pursuant to which the Company has or may have any current or future liabilities or obligations.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

          “ERISA Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA

          “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate will or may have any liability, in each case for the benefit of Employees who perform services outside the United States.

          “IRS” shall mean the United States Internal Revenue Service.

          “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

          “WARN” shall mean the Worker Adjustment and Retraining Notification Act or any similar state or local law, including any similar law of a non-U.S. jurisdiction.

          (b) Schedule. Section 2.16(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan. Section 2.16(b) of the Disclosure Schedule contains an accurate and complete list of each material Employee Agreement.

          (c) Documents. The Company and each ERISA Affiliate has made available to Purchaser (i) correct and complete copies of all documents embodying each Company Employee Plan and each material Employee Agreement, including all amendments thereto and all related trust documents, if any, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and Contracts relating to each Company Employee Plan, including trust agreements, administrative service agreements and group insurance Contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all material correspondence, if any, to or from any governmental agency relating to any Company Employee Plan, (viii) forms of COBRA notices and related outsourcing Contracts, (ix) all policies, if any, pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests, if any, for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

          (d) Employee Plan Compliance.

               (i) The Company and each ERISA Affiliate has performed all material obligations required to be performed by them under, is not in default or violation in any material respect of, and the Company and each ERISA Affiliate has no Knowledge of any material default or violation by any other party to, any Company Employee Plan or Employee Agreement, and each Company Employee Plan and Employee Agreement has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code.

               (ii) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company as of the date of this Agreement, nothing has occurred which would reasonably be expected to cause the loss of such qualification or exemption.

               (iii) To the Knowledge of the Company as of the date of this Agreement, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

               (iv) There are no actions, suits or claims pending or, to the Knowledge of the Company as of the date of this Agreement, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.

               (v) There are no audits, inquiries or proceedings pending or to the Knowledge of the Company as of the date of this Agreement, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan or Employee Agreement.

               (vi) The Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan and Employee Agreement.

               (vii) With respect to each Company Employee Plan, there are no restrictions on the ability of the sponsor of each Company Employee Plan to amend or terminate any Company Employee Plan at any time for any reason without material liability to the Company or any ERISA Affiliate (other than ordinary administration expenses and routine claims for benefits).

          (e) No Pension Plans. Neither the Company nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (f) Self-Funded Welfare Plans. No Company Employee Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), excluding any health flexible spending or dependent care assistance account plan or program, is self-funded or self-insured. No Company Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

          (g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.

          (h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

          (i) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company, or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options) except as required under Section 411(d)(3) of the Code. No Waiver Employee will receive accelerated vesting of any Company Options, Company Capital Stock or cash payments in connection with the Merger and the transactions contemplated by this Agreement.

          (j) Employment Matters. The Company is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, employee safety and health wages and hours, meal and rest periods, immigration status, compensation, and hours of work, and in each case, with respect to Employees (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or, to the Knowledge of the Company as of the date of this Agreement, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. Except as is not reasonably likely to result in a material liability to the Company, there are no pending or, to the Knowledge of the Company as of the date of this Agreement, threatened or reasonably anticipated claims or actions against the Company, any Company trustee under any worker’s compensation policy or long-term disability policy. Except as set forth in Section 2.16(j) of the Disclosure Schedule, the services provided by each of the Company’s and its ERISA Affiliates’ Employees in the U.S. are terminable at the will of the Company and its ERISA Affiliates. The Company has no material liability with respect to any misclassification of: (i) any service provider as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages. The Company is not a party to a conciliation agreement, consent decree or other agreement or order with any governmental entity with respect to employment practices.

          (k) Labor. No labor dispute, slowdown, concerted refusal to work overtime, work stoppage or labor strike against the Company is pending, or, to the Knowledge of the Company as of the date of this Agreement, threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract, or any other labor-related agreement or arrangement with any union, works council, or similar labor-relations entity (collectively, the “Labor Agreements”) with respect to Employees and no such Labor Agreement is being negotiated by the Company. The consummation of the transactions contemplated by this Agreement will not entitle any third party (including any works council, union or other labor relations entity) to any payments under any Labor Agreement or require the Company or any Seller to consult with any union, works council or similar labor relations entity.

          (l) WARN Obligations. Within the past year, the Company has not taken any action which would constitute a "plant closing" or "mass layoff" or otherwise incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.

          (m) International Employee Plan. Neither the Company nor any ERISA Affiliate currently has or has had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

     2.17 Contracts.

          (a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company is a party or by which it or its assets are bound:

               (i) any employment, contractor or consulting Contract with any Employee (other than at-will employment or services agreements providing no severance or other post-termination benefits) providing severance (other than severance benefits required by any Legal Requirement) or change of control benefits;

               (ii) any collective bargaining agreement or other similar Contract with a union, works council, trade union or other labor relations entity;

               (iii) any Contract that in any manner purports to restrict the freedom of any employee, consultant or independent contractor of the Company to engage in any line of business or activity or to compete;

               (iv) any Contract with any Employee, under which any benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (v) any Contract for the purchase or sale of any interest in real property, granting of any security interest in any real property, entry into or renewal, amendment or modification of any lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company;

               (vi) any Contract of indemnification with any Employee or member of the Company’s Board of Directors;

               (vii) any Contract relating to capital expenditures and involving future payments in excess of $25,000 individually or $100,000 in the aggregate;

               (viii) any Contract relating to the acquisition or disposition of assets or equity securities of any business enterprise outside the ordinary course of the Company’s business;

               (ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to the borrowing of money or extension of credit;

               (x) any purchase order, commitment or Contract for the purchase by the Company of materials, services, or other arrangements involving in excess of $25,000 individually or $100,000 in the aggregate;

               (xi) any Contract to alter the Company’s interest in any subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

               (xii) any material end user customer agreement;

               (xiii) any Contract pursuant to which the Company has support obligations or is required to provide support or available technology for more than twelve months after the date hereof;

               (xiv) any material sales representative, distribution, original equipment manufacturer, reseller, value added reseller, or other agreement governing the resale or distribution of Company Products or the use of Company Products on behalf of third parties; or

               (xv) any other Contract that involves $25,000 individually or $100,000 in the aggregate or more and is not cancelable by the Company without penalty within 30 days.

          (b) Schedule. Section 2.17(a) of the Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company is a party or is bound by as of the date hereof which are described in Sections 2.17(a)(i) through 2.17(a)(xv) hereof, setting forth for each such Company Material Contract, the subsections of Section 2.17(a) applicable to such Company Material Contract.

          (c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms. The Company is not, nor, to the Knowledge of the Company as of the date of this Agreement, any other party to the Company Material Contracts has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company taken as a whole. True and complete copies of the Company Material Contracts (whether or not set forth on the Disclosure Schedule) have been made available to Purchaser.

     2.18 Insurance. The Company has delivered to Purchaser true, correct and accurate summaries of all insurance policies and fidelity bonds material to the business of the Company. There is no material claim by the Company pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     2.19 Export and Import Control Laws.

          (a) The Company has at all times conducted their export and import transactions in accordance with all applicable Export and Import Control Laws. Without limiting the foregoing: (i) the Company is in compliance with the terms of all applicable Export and Import Approvals; (ii) there are no pending or, to the Company’s Knowledge as of the date of this Agreement, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Export and Import Control Laws; (iii) there are no actions, conditions or circumstances pertaining to the Company’s export or import transactions that may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws; and (iv) no approval from a Governmental Entity is required for the transfer of Export and Import Approvals to Purchaser are required, or such approvals can be obtained expeditiously without material cost.

          (b) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Export and Import Control Laws.

          (c) Section 2.19(c) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications, Harmonized Tariff Schedule Codes, and Schedule B Codes applicable to the Company’s products, services, software and technologies.

     2.20 Anti-Corruption and Anti-Bribery.

          (a) The Company (including any of their officers, directors, agents, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses relating to political activity, made or promised to make any unlawful payment or gave or promised to give, anything of value to foreign or domestic Government Officials or employees or made, or promised to make any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws.

          (b) There are no pending or, to the Company’s Knowledge as of the date of this Agreement, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws.

          (c) There are no actions, conditions or circumstances pertaining to the Company’s activities that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

          (d) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

     Each of Purchaser and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

     3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities.

     3.2 Authority. Each of Purchaser and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Purchaser and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and Sub. This Agreement and any Related Agreements to which Purchaser and Sub are parties have been duly executed and delivered by Purchaser and Sub and constitute the valid and binding obligations of Purchaser and Sub, enforceable against each of Purchaser and Sub in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

     3.3 Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by Purchaser or Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Purchaser are qualified to do business and (ii) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not materially and adversely affect the ability of Purchaser and Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.

     3.4 Purchaser Common Stock. The shares of Purchaser Common Stock to be issued to Company Stockholders pursuant to the Merger have been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and non-assessable.

     3.5 SEC Documents. Purchaser has made available to the Company, by reference to Purchaser’s and the SEC’s website, Purchaser’s annual report on Form 10-K for the fiscal year ended March 31, 2010, all quarterly reports on Form 10-Q and reports on Form 8-K and amendments thereto filed by Purchaser with the SEC since March 31, 2010 and up to the date of this Agreement, if any, and any proxy materials distributed to Purchaser’s stockholders since March 31, 2010 and up to the date of this Agreement, if any, in each case excluding any exhibits or attachments thereto (the “Purchaser SEC Filings”). The Purchaser SEC Filings (a) conformed, as of the dates of their respective filing with the SEC, in all material respects, to the requirements set forth in the instructions for such forms under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and (b) when taken together, did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed report with the SEC prior to the date hereof. The financial statements of Purchaser included in the Purchaser SEC Filings fairly and accurately presented, in all material respects, the consolidated financial condition of Purchaser and its consolidated subsidiaries as of their respective dates and Purchaser’s consolidated results of operations for the respective periods specified therein were prepared in accordance with GAAP (except as indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports on Form 10-Q or Form 8-K, as permitted by the rules and regulations of the SEC applicable to Form 10-Q or Form 8-K, as the case may be, and subject, in the case of unaudited statements, to normal year-end audit adjustments).

     3.6 Information Supplied. The information about Purchaser or Sub provided by Purchaser in writing to the Company expressly for the purposes of furnishing such information to the securityholders of the Company in any document mailed, delivered or otherwise furnished to the securityholders of the Company by the Company in connection with the solicitation of their approval and adoption of this Agreement and the transactions contemplated hereby, will not contain, at or prior to the time such document is mailed, delivered or otherwise furnished to the securityholders of the Company by the Company, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading. Notwithstanding the foregoing, neither the Purchaser nor the Sub make any representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

     3.7 Purchaser Capital Structure. As of the date of this Agreement, the authorized capital stock of Purchaser consists of (i) 1,000,000,000 shares of Purchaser Common Stock, as of June 9, 2011, 228,355,060 of which were issued and outstanding and (ii) 20,000,000 shares of Purchaser’s preferred stock, par value $0.01 per share, none of which shares were issued and outstanding. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Purchaser, or any agreement to which Purchaser is a party or by which it is bound.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except to the extent that Purchaser shall otherwise consent in writing, the Company agrees to cause the Company to conduct the business of the Company in the usual, regular and ordinary course (including the collection of its accounts receivable) in substantially the same manner as heretofore conducted, to pay the Debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, keep available the services of the present officers and Employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Purchaser of (x) any material event or occurrence or emergency not in the ordinary course of business of the Company or (y) any event or action that would reasonably be expected to materially decrease the value of the Company, that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. Except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Purchaser from and after the date of this Agreement:

          (a) cause or permit any modifications, amendments or changes to the Charter Documents;

          (b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Capital Stock);

          (c) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities;

          (d) alter, or enter into any commitment to alter, its interest in any subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

          (e) undertake any expenditure, transaction or commitment exceeding $25,000 individually or $100,000 in the aggregate;

          (f) acquire or agree to acquire or dispose or agree to dispose of any assets or equity securities of the Company or any business enterprise or division thereof outside the ordinary course of the Company’s business;

          (g) enter into, or agree to amend or modify, any agreement, contract or commitment for the (i) sale, lease, license or transfer of any material Company Intellectual Property other than non-exclusive licenses of the Company Products in the ordinary course of business consistent with past practice, or (ii) purchase or license of any Intellectual Property of any Person other than non-exclusive licenses of the products, technology or services of any Person of the in the ordinary course of business consistent with past practice, or (iii) change in pricing or royalties set or charged by the Company or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company;

          (h) enter into any agreement, contract or commitment, or modification or amendment of such an agreement, with any customer, carrier, sales representative, original equipment manufacturer, manufacturing, distribution, reseller, value added reseller, or other Person for exclusive use or distribution of Company Products;

          (i) incur any indebtedness (other than the obligation to reimburse employees for reasonable travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, in the ordinary course of the Company’s business consistent with past practices), amend the terms of any outstanding loan agreement, guarantee any indebtedness of any Person;

          (j) except for advances to employees for reasonable travel and business expenses in the ordinary course of business consistent with past practices, make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement, or issue or sell any debt securities or guarantee any debt securities of any Person;

          (k) sell, lease, license or otherwise dispose of any of the assets (whether tangible or intangible) or properties of the Company, including selling any accounts receivable of the Company, or creating any security interest in such assets or properties;

          (l) waive or release any valuable right or claim of the Company;

          (m) send any written communications (including electronic communications) to Employees regarding this Agreement or the transactions contemplated hereby;

          (n) make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Purchaser;

          (o) enter into or amend any agreement of indemnification with any Employee or member of the Company’s Board of Directors;

          (p) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of their businesses, properties or assets;

          (q) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

          (r) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement with respect to Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any income, franchise, or other material Tax Return (including any amended Return) unless a copy of such Return has been delivered to Purchaser for review a reasonable time prior to filing and Purchaser has approved such Return;

          (s) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

          (t) promote, demote or otherwise change the compensation, employment status, title or other term or condition of employment of any Employee;

          (u) adopt, amend or terminate any Company Employee Plan, except as contemplated by this Agreement or except as may be required by applicable Legal Requirements;

          (v) increase the salary or other compensation payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) of a severance or change of control benefit, termination payment, special bonus, special remuneration or other additional salary or compensation (including equity based compensation);

          (w) take any action to accelerate or otherwise modify the vesting schedule of any of the outstanding Company Options or Unvested Company Shares;

          (x) terminate, amend or otherwise modify (or agree to do so), violate the terms of, or make any payments resulting from agreed upon early termination of, any of the Material Contracts set forth or described in the Disclosure Schedule; or

          (y) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(x) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

     4.2 No Solicitation.

          (a) Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not (nor shall the Company permit any of its officers, directors, employees, stockholders, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (a) solicit, initiate or agree to participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any Person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company, or (d) enter into any agreement with any Person providing for the acquisition of the Company, whether by merger, purchase of assets, purchase of the Company Capital Stock, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Purchaser and Sub) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company or any of its Affiliates or representatives shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Purchaser thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Purchaser may reasonably request; provided, however, that Company shall not be required to provide Purchaser with the identity of such offeror or party or content of such offer if doing so would cause Company to violate any of its confidentiality obligations existing as of May 15, 2011.

          (b) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Purchaser shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Purchaser may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

     5.1 Access to Information. The Company shall afford Purchaser and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, including all Company Intellectual Property, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Purchaser may reasonably request, and (iii) all Employees of the Company as identified by Purchaser. The Company agrees to provide to Purchaser and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify (i) any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or (ii) the ability of any Indemnified Party to bring a claim for indemnification for any Loss under ARTICLE VII.

     5.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, or, if applicable, in connection with any disputes or arbitration proceedings, shall be governed by the terms of the Non-disclosure Agreement entered into between the Company and Purchaser dated January 14, 2011, until the earlier of the Closing or termination of this Agreement; provided, that (i) such information may be disclosed by any Company Stockholder to its respective Affiliates and partners on a need to know basis and (ii) such persons are informed of the confidential nature of the information. Any such confidentiality agreements shall terminate at the Closing.

     5.3 Private Placement. Purchaser and the Company shall take all actions reasonably necessary to cause the issuance of Purchaser Common Stock in connection with the Merger to qualify for a valid exemption from the registration requirements of the Securities Act as a valid private placement under Rule 506 of Regulation D under the United States Securities Act of 1933, as amended (the “Securities Act”). The certificates evidencing the share of Purchaser Common Stock to be issued in the Merger shall bear the appropriate legends. None of the parties hereto has taken or shall take any actions that would or would reasonably be expected to cause the issuance of Purchaser Common Stock in connection with the Merger to fail to qualify for a valid exemption from the registration requirements of the Securities Act as a valid private placement under Rule 506 of Regulation D under the Securities Act or to qualify for a valid exception under applicable state “blue sky” laws.

     5.4 Public Disclosure. The Company shall not (and shall instruct its representatives not to) issue any statement, communication or press release with respect to this Agreement and the transaction contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the written consent of Purchaser; provided, however, that Company Stockholders that are entities may, subject to confidentiality, disclose the existence and material terms of this Agreement to their partners. Purchaser will consult with the Company before issuing any press release with respect to this Agreement and the transactions contemplated hereby.

     5.5 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party hereto nor any of their Affiliates shall be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties or (y) the imposition of any limitation on its ability conduct its businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of its businesses (any such action described in (x) or (y), an “Action of Divestiture”). Nothing herein shall require any party hereto or its Affiliates to litigate with any Governmental Entity.

     5.6 Notification of Certain Matters. The Company shall give prompt notice to Purchaser of: (i) the occurrence or nonoccurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

     5.7 Company Stockholder Approval.

          (a) Immediately following the execution of this Agreement, the Company shall solicit and obtain the written consent of the Company Stockholders in the form of the Company Stockholder written consent, which consent shall constitute the irrevocable approval of the Merger and the transactions contemplated hereby, including the approval and adoption of the Merger Agreement by the Required Stockholder Consent, as provided by Delaware Law and the Charter Documents. The Company shall deliver to Purchaser a copy of the written stockholder consents obtained pursuant to the Required Stockholder Consent immediately following the execution of the delivery of this Agreement.

          (b) The Company shall promptly, but in no event later than five (5) Business Days after the date hereof:

               (i) deliver notice to each Company Stockholder whose consent was not obtained as described in Section 5.7(a) hereof of the approval by the Required Stockholder Consent of the Merger, this Agreement and the transactions contemplated hereby pursuant to and in accordance with the applicable provisions of Delaware Law and the Charter Documents, and which notice shall include the notice to stockholders required by Section 262 of the Delaware General Corporation Law and Section 1301 of the California Corporations Code of the approval of the Merger and that appraisal or dissenters’ rights, as applicable, will be available (the “Stockholder Notice”);

               (ii) provide to all remaining Company Stockholders whose consent was not solicited as described in Section 5.7(a) hereof, a copy of the Information Statement, and submit the Merger, this Agreement and the transactions contemplated hereby to all such remaining Company Stockholders for their irrevocable approval and, in the case of this Agreement, adoption by written consent pursuant to the Stockholder Written Consent, as provided by Delaware Law and the Charter Documents; and

          (c) Any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, including the Information Statement (the “Soliciting Materials”), shall be subject to review and approval by Purchaser and shall include information regarding the Company, the terms of the Merger and this Agreement, and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Purchaser or its Affiliates or associates, the form and content of which shall not have been consented to in writing by Purchaser prior to such inclusion. The Company will promptly advise Purchaser in writing if at any time prior to the Closing the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law.

          (d) The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of the Merger, this Agreement and the transactions contemplated hereby, including the matters set forth in Section 5.7(a) hereof, nor its unanimous recommendation to the Company Stockholders to vote in favor of the Merger, this Agreement and the transactions contemplated hereby, including the matters set forth in Section 5.7(a) hereof.

     5.8 Notice to Holders of Company Options. The Company shall deliver notice to the holders of Company Options, which such notice shall be in compliance with the terms of such Company Options, that the Assumed Options will be assumed by Purchaser. Any materials to be submitted to the holders of Company Options in connection with the notice required under this Section 5.8 shall be subject to reasonable advance review and approval by Purchaser.

     5.9 Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect. Such consents, waivers and approvals shall be in a form acceptable to Purchaser.

     5.10 Resignation of Directors and Officers. The Company shall cause each of the member of the Company’s Board of Directors and each officer of the Company to execute a resignation and release letter with respect to all officer and director positions that they may hold, in the forms attached hereto as Exhibit D, effective as of the Closing.

     5.11 D&O Coverage.

          (a) Purchaser will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect between the Company and each Person who is a director or officer of the Company at the Effective Time and (ii) any indemnification provision under the certificate of incorporation or bylaws or equivalent organizational documents of the Company as in effect on the date of this Agreement (each of the persons to be indemnified pursuant to the agreements and provisions referred to in clauses (i) and (ii) of this Section 5.11(a) shall be referred to as a “Company Indemnified Party”). The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability substantially similar to those set forth in the certificate of incorporation or bylaws or equivalent organizational documents of the Company as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would materially adversely affect the rights thereunder of any Company Indemnified Party.

          (b) Prior to the Closing, the Company may obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing; provided however that all costs for such “tail” policies shall constitute Transaction Expenses and shall be included in the Company’s estimate of Transaction Expenses delivered to Purchaser pursuant to Section 1.9(a)(i). In the event that the Company has prepaid such “tail’ insurance prior to the Effective Time, Purchaser shall cause the Surviving Corporation to cause to be maintained in effect, for a period of six years after the Effective Time, for the benefit of all officers and directors of the Company prior to the Effective Time, any such D&O Insurance (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous to former officers and directors of Company), but only with respect to claims arising from facts or events that occurred at or before the Effective Time.

     5.12 Expenses. Each Party shall pay all of its own expenses in connection with this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

     5.13 Spreadsheet. The Company shall deliver to Purchaser and the Exchange Agent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 5.13, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing, all Company Stockholders and holders of Company Options and their respective addresses, indicating as applicable the number of shares of Company Capital Stock or Company Options held by such persons (including whether such shares of Company Capital Stock are Company Common Stock or Company Series A Preferred Stock, the respective certificate numbers, including, for each certificate, the number of shares that are vested as of the Closing), the date of acquisition of such shares, the amount of Company Capital Stock or Company Options subject to vesting or repurchase (as well as the applicable vesting or repurchase schedule), the Company Stockholder’s Pro Rata Portion of the Aggregate Stock Consideration and the Final Adjusted Closing Cash Consideration applicable to each holder, the portion of the Aggregate Stock Consideration and Final Adjusted Closing Cash Consideration to be paid to each Company Stockholder at Closing and to be placed in the Escrow Fund, the number of Purchaser Common Stock to be issued to each holder of a Company Option based on the Option Exchange Ratio, and such other information relevant thereto or which the Exchange Agent may reasonably request. The Company shall deliver the Spreadsheet three (3) Business Days prior to the Closing Date.

     5.14 SEC Filings. Purchaser, shall for a period of twenty-four (24) months following the Closing Date, use commercially reasonable efforts to make any and all SEC Filings required under the Securities Act and the Exchange Act in a timely manner and consistent with the requirements set forth in the instructions for such forms under the Securities Act and the Exchange Act.

     5.15 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Purchaser a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Purchaser for purposes of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.16 Tax Matters.

          (a) Transfer Taxes. Fifty percent (50%) of any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement shall be paid by each of (i) the Company Stockholders and (ii) the Purchaser when due and shall be the financial responsibility of the Company Stockholders. The Company Stockholders shall file, or cause to be filed, at their expense, all necessary Returns and other documentation with respect to all such Taxes and fees; if required by applicable law, the Purchaser shall, and shall cause their respective affiliates to, join in the execution of any such Returns and other documentation.

          (b) Post-Closing Tax Returns. Purchaser shall prepare and file (or cause to be prepared and filed) all Returns required to be filed by the Company with respect to any taxable period beginning before the Closing Date that are due after the Closing Date (each a “Purchaser Prepared Return”). Each Purchaser Prepared Return shall be prepared in a manner consistent with prior practice of the Company unless otherwise required by applicable Legal Requirements, or otherwise consented to by the Representative.

          (c) Cooperation. The Representative, the Company and Purchaser shall cooperate, and shall cause their Affiliates to cooperate, as and to the extent reasonably requested by any other Party hereto in connection the preparation and filing of Returns as provided herein and any audit or other proceeding with respect to Taxes. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Return or proceeding with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Company shall retain all books and records with respect to Taxes of the Company (including Returns) relating to any taxable period beginning before the Closing Date until ninety (90) days after the expiration of the applicable statute of limitations (including waivers and extensions) for assessment of Taxes.

          (d) Tax Claims. After the Closing, Purchaser shall promptly notify the Representative in writing upon receipt of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim relating to Taxes of the Company (“Tax Claim”) for which the Company Stockholders would reasonably be expected to be liable pursuant to this Agreement. All such Tax Claims shall be resolved pursuant to Section 7.5 and Section 7.6 of this Agreement.

     5.17 401(k) Plan. The Company shall terminate, effective no later than the day immediately preceding the Closing, all employee benefit plans sponsored by the Company that contain a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (each, a “401(k) Plan”). The Company shall provide Purchaser with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing) pursuant to resolutions of the Board of Directors of the Company or such Company subsidiary, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Purchaser. The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Purchaser may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than ordinary administration expenses or fees), then the Company shall provide a reasonable estimate of the amount of such charges and/or fees to Purchaser prior to the Closing. Purchaser shall be responsible for payment of any such charges.

ARTICLE VI

CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Purchaser and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

          (a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

          (b) Regulatory Approvals/HSR Act. If applicable, all waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early, and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby and listed in Section 6.1(b) of the Disclosure Schedule have been obtained.

     6.2 Conditions to the Obligations of Purchaser and Sub. The obligations of Purchaser and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser and Sub:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company shall have performed and complied in all material respects with each covenant and obligation under this Agreement required to be performed and complied with by such parties as of the Closing.

          (b) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.

          (c) Company Stockholder Approval. The Requisite Stockholder Consent shall have been obtained (and continue to be in effect), adopting and approving this Agreement, the Certificate of Merger, the Merger, and the transactions contemplated hereby and thereby.

          (d) Notice of Appraisal and Dissenters’ Rights. The Company shall have delivered notice in accordance with the applicable provisions of Delaware Law and California Law such that no Company Stockholder will be able to exercise appraisal or dissenters’ rights if such Company Stockholder has not perfected such appraisal or dissenters’ rights prior to the expiration of the applicable time periods for perfecting such rights under Delaware Law or California Law, as the case may be.

          (e) Appraisal and Dissenters’ Rights. Company Stockholders holding no more than five percent (5%) of the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

     (f) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Purchaser or the Company, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 6.1(a) hereof.

          (g) Third Party Consents. The Company shall have delivered to Purchaser all necessary consents, waivers and approvals of parties to any Contract set forth in Section 6.2(h) of the Disclosure Schedule.

          (h) Employment Arrangements. The offer letters entered into at the execution of this Agreement between the Purchaser and the Key Employees shall be in full force and effect and no such Key Employee shall have expressed an intention to either terminate their employment with the Company or to not continue employment with the Purchaser or the Surviving Corporation after the Effective Time.

          (i) Legal Opinion. Purchaser shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit E.

          (j) Certificate of the Company. Purchaser shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

               (i) the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct in all material respects on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date;

               (ii) the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing; and

               (iii) the conditions to the obligations of Purchaser and Sub set forth in this Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

          (k) Certificate of Secretary of the Company. Purchaser shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Requisite Stockholder Consent has been obtained, adopting and approving the Merger, this Agreement and the consummation of the transactions contemplated hereby.

          (l) Certificate of Good Standing. Purchaser shall have received a certificate of good standing from the Secretary of State of the State of Delaware which is dated within two Business Days prior to Closing with respect to the Company.

          (m) Termination of Security Agreement; Release of Liens. Purchaser shall have received, in a form satisfactory to Purchaser, evidence of the termination of the Security Agreement dated June 1, 2011 among the Company, the Collateral Agent (as defined therein) and Hummer Winblad Venture Partners VI, L.P. and Onset VI, L.P. (the “Security Agreement”) and executed releases of any and all Liens filed pursuant to the Security Agreement.

     6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser and Sub in this Agreement (other than the representations and warranties of Purchaser and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of Purchaser and Sub shall have performed and complied in all material respects with each covenant and obligation under this Agreement required to be performed and complied with by such parties as of the Closing Date.

          (b) Certificate of Purchaser. Company shall have received a certificate executed on behalf of Purchaser by an officer for and on its behalf to the effect that, as of the Closing:

               (i) all representations and warranties made by Purchaser and Sub in this Agreement (other than the representations and warranties of Purchaser and Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date; and

               (ii) Purchaser and Sub have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION

     7.1 Survival.

          (a) The representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Closing and the Effective Time for a period of eighteen (18) calendar months following the Closing Date; provided, however, that in the event of fraud or intentional misconduct with respect to a representation or warranty, such representation or warranty shall survive indefinitely; provided, further, that notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 2.2 (Capital Structure), Section 2.3(a) (Authority) and Section 2.6 (Taxes) shall survive the Closing and the Effective Time until thirty (30) days after the expiration of the statutes of limitations (including extensions thereof) applicable to the matters referenced therein (the “Extended Representations”) and (ii) the representations and warranties of the Company set forth in Section 2.8 (Intellectual Property) shall survive the Closing and the Effective Time for a period of thirty-six (36) calendar months following the Closing Date (the “Intellectual Property Representations” and together with the Extended Representations, the “Specified Representations”). The applicable periods referenced in this Section 7.1 shall be referred to, collectively, as the “Expiration Date” and each applicable period as the “Applicable Expiration Date.”

          (b) The representations and warranties of Purchaser and Sub set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall expire at the Effective Time.

          (c) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

     7.2 Indemnification.

          (a) From and after the Effective Time, the Company Stockholders (each, also an “Indemnifying Party”) shall severally, and not jointly, indemnify and hold harmless Purchaser and its directors, officers and other Employees, Affiliates, agents and other representatives, including the Surviving Corporation (each, also an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages, deficiencies, Taxes, diminution in value, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing, but excluding, except in the case of a third-party claim, any punitive damages, lost profits and any consequential damages, where such consequential damages are not reasonably foreseeable as of the time of the conduct giving rise to any such items, as of the date hereof and as of the Closing (hereinafter individually a “Loss” and collectively “Losses”) paid, suffered, incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with: (i) (A) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement or any Related Agreement as of the date of this Agreement, and (B) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement or any Related Agreements as of the Closing Date as if such representations and warranties had been made at and as of the Closing, or in the certificates delivered by the Company pursuant to Section 6.2 hereof; (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement, any Related Agreements or any certificates or other instruments delivered by the Company pursuant to this Agreement; (iii) any fraud or intentional misconduct by the Company or its directors or executive officers with respect to this Agreement, any Related Agreement or any certificates or other instruments delivered by the Company pursuant to this Agreement; (iv) any Dissenting Share Payments; (v) any Transaction Expenses not reflected in the Preliminary Adjusted Closing Cash Consideration; (vi) the amount, if any, by which the Preliminary Closing Net Working Capital exceeds the Final Closing Working Capital as determined pursuant to Section 1.9; and (vii) any inaccuracy in the Spreadsheet.

          (b) For the purpose of this ARTICLE VII, when determining the amount of Losses paid, suffered, sustained or incurred as a result of, arising out of, or in connection with, as applicable the matters referred to in Sections 7.2(a)(i) and 7.2(a)(ii) above, but not for determining whether any such inaccuracy, misrepresentation, breach or non-fulfillment has occurred, any representation, warranty, agreement or covenant given or made by the Company that is qualified in scope as to “materiality” shall be deemed to be made or given without such materiality qualification.

          (c) No Indemnifying Party shall have any rights of contribution, indemnification or advancement from an Indemnified Party with respect to any Loss claimed by an Indemnified Party.

          (d) Notwithstanding anything to the contrary set forth in this Agreement, any Person committing fraud or intentional misconduct with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument delivered pursuant to this Agreement shall be liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses paid, suffered, incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with such fraud or intentional misconduct committed by such Person.

          (e) Nothing in the Agreement shall limit the right of an Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

     7.3 Indemnification Limitations; Exclusive Remedy.

          (a) Except in the cases of (i) fraud or intentional misconduct by the Company or its directors or executive officers with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument delivered pursuant to this Agreement on the part of the Company, in which cases there shall be no limit to liability for indemnification hereunder, (ii) any indemnification claim resulting from, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the Extended Representations, in which case the limit to liability for indemnification hereunder shall be an amount equal to the Merger Consideration, and (iii) any indemnification claim resulting from, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the Intellectual Property Representations, in which case the limit to liability for indemnification hereunder shall be an amount equal to fifty percent (50%) of the Merger Consideration, in the case of indemnification for all other claims under Sections 7.2(a)(i), 7.2(a)(ii), 7.2(a)(iv), 7.2(a)(v), and 7.2(a)(vi), the Company Stockholders shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of any amounts then held in the Escrow Fund.

          (b) Notwithstanding anything to the contrary set forth in this Agreement, in the event that an Indemnified Party pays, suffers, incurs or sustains any Losses, any claims by such Indemnified Party for Losses shall be made first against the Escrow Fund, and, to the extent permitted by this Agreement, second against the Company Stockholders directly. Any claim by an Indemnified Party that is made against the Escrow Fund shall be satisfied with respect to any Company Stockholder who has contributed to the Unvested Escrow Amount, first by such Company Stockholder’s portion of the Escrow Fund that does not represent Unvested Cash or Unvested Parent Common Stock and second by such Company Stockholder’s portion of the Escrow Fund that is part of the Unvested Escrow Amount. In the event a Company Stockholder is obligated to make any payment under this ARTICLE VII in excess of the Escrow Fund, such Company Stockholder may elect to make such payment in either cash or in shares of Purchaser Common Stock valued at the Purchaser Common Stock Value. Each Company Stockholder’s maximum liability for claims arising under this Agreement shall not exceed such Company Stockholder’s Pro Rata Portion of the Losses and shall in no circumstance exceed the amount of Merger Consideration actually paid to such Company Stockholder (which, for this purpose, shall include any amounts to which such Stockholder would have received pursuant to this agreement but were applied to satisfy a claim for indemnification in accordance with this ARTICLE VII), other than with respect to claims under Section 7.3(a)(i) (for which there is no limit to liability for indemnification hereunder).

          (c) With respect to Section 7.2(a)(i), other than with respect to the Specified Representations, no Indemnifying Party shall be required to indemnify an Indemnified Party hereunder until such time as the aggregate amount of Losses for which the Indemnified Party are entitled to indemnification pursuant to this Agreement exceeds $50,000 (the “Indemnification Threshold”), at which time the Indemnifying Party shall be obligated to indemnify the Indemnified Party for the full amount of all such Losses, subject to the limitations set forth in this ARTICLE VII.

          (d) Any Losses shall be reduced by the amount of any insurance proceeds actually received by Purchaser or the Surviving Corporation in connection with such Losses (net of any additional premiums or other costs in respect of such insurance associated with such claims). Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses that such Indemnified Party may assert pursuant to any indemnification obligation under this Agreement.

          (e) Except in the case of fraud or intentional misconduct with respect to this Agreement, in any Related Agreement, or in any certificate or other instrument delivered pursuant to this Agreement on the part of the Company or its directors or executive officers, from and after the Effective Time, (i) the Company Stockholders shall not be obligated to indemnify the Indemnified Parties pursuant to Section 7.2(a)(i) hereof for any indemnification claim that is made after the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim, and (ii) the Purchaser and Sub shall not be obligated to indemnify the Indemnified Parties for any indemnification claim that is made after the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim; provided, however, that such indemnification obligations shall not terminate with respect to any item as to which an Indemnified Party shall have, before the Applicable Expiration Date of the representation and warranty that forms the basis for such indemnification claim, previously made a bona fide claim by validly delivering a Claim Certificate of such indemnification claim pursuant to this ARTICLE VII.

          (f) Following the Closing, the rights and remedies of the Indemnified Parties as provided in this ARTICLE VII shall be the sole and exclusive remedy of Purchaser and any other Indemnified Party relating to the subject matter of this Agreement.

     7.4 No Indemnification Limitations.

          (a) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this ARTICLE VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

          (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing shall prohibit Purchaser from seeking and obtaining recourse against any Company Stockholder in the event that Purchaser issues more than the portion of the Merger Consideration to which such Company Stockholder is entitled.

          (c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.

     7.5 Indemnification Claims Procedures.

          (a) With respect to Section 7.2(a), an Indemnified Party may make an indemnification claim pursuant to Section 7.2(a) by delivering a certificate (a “Claim Certificate”) to the Representative, with a copy to the Escrow Agent (if and to the extent that the Indemnified Party is seeking recourse against the Escrow Fund), and/or to one or more Company Stockholders (if and to the extent that the Indemnified Party is seeking recourse directly against any such Company Stockholder, (i) stating that an Indemnified Party has paid, suffered, incurred or sustained (or reasonably anticipates that it will have to pay, suffer, incur or sustain) Losses, (ii) specifying in reasonable detail to the extent available the individual items of Losses included in the amount so stated, the date each such item was paid, suffered, incurred or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related, (iii) detailing any numerical calculations used in determining the amount of Losses, and (iv) detailing to what extent, if any, such claim shall include the Unvested Escrow Amount.

          (b) Following its receipt of a Claim Certificate, the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) shall have fifteen (15) calendar days to object to any item(s) or amount(s) set forth therein (other than claims arising pursuant to Section 7.2(a)(vi) that have been finally resolved pursuant to Section 1.9, as to which neither the Representative nor any Company Stockholder is entitled to object and for which Purchaser may obtain immediate recovery) by delivering written notice thereof which shall specify in reasonable detail (i) each amount to which the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) objects and (ii) the nature of each objection (an “Indemnification Objection Notice”) to the Indemnified Party submitting such Claim Certificate at the address of such Indemnified Party set forth in such Claim Certificate, with a copy to the Escrow Agent (if and to the extent that the Indemnified Party is seeking recourse against the Escrow Fund in connection with Section 7.2(a)). In the event that the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) shall fail to object, pursuant to this Section 7.5(b), to any item or amount set forth in an Claim Certificate within the foregoing fifteen (15) calendar day period (other than claims arising pursuant to Section 7.2(a)(vi) that have been finally resolved pursuant to Section 1.9, as to which Purchaser may obtain immediate recovery without waiting for such 15-day period), the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) shall be deemed to have irrevocably agreed and consented to each such item or amount. With respect to claims against the Escrow Fund for which the Representative does not object, or upon the expiration of such fifteen (15) day calendar day period or for claims arising pursuant to Section 7.2(a)(vi) that have been finally resolved pursuant to Section 1.9, the Escrow Agent shall promptly release from the Escrow Fund and deliver to any Indemnified Party that has previously delivered the Claim Certificate only an amount of cash and Purchaser Common Stock (valued at the Purchaser Common Stock Value) equal, in aggregate, to any item(s) and amount(s) that the Representative has not objected to, or is deemed to have accepted pursuant to this Section 7.5(b). The form of satisfaction of the amount of any indemnification obligation of the applicable Company Stockholders under this ARTICLE VII disbursed to Purchaser from the Escrow Fund shall be in the same proportion as to the aggregate Escrow Amount, except for claims arising pursuant to Section 7.2(a)(v) and 7.2(a)(vi), which may be satisfied solely in cash.

          (c) In the event that the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) shall object, pursuant to Section 7.5(b) hereof, to any item(s) or amount(s) set forth in any Claim Certificate (other than claims arising pursuant to Section 7.2(a)(vi)), the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms hereof; provided, however, that for claims arising pursuant to Section 7.2(a)(vi) that have been finally resolved pursuant to Section 1.9, the Escrow Agent may rely solely on the Claim Certificate without seeking consent from the Representative or a Company Stockholder or a jointly executed memorandum.

          (d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Indemnification Objection Notice, either the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) or the Indemnified Party may commence litigation with respect to such claim(s) in accordance with Section 9.7. The costs and expenses (including reasonable legal fees) of the prevailing party in any such litigation shall be paid by the other party.

     7.6 Third-Party Claims. In the event that an Indemnified Party becomes aware of a third party Claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in an indemnification claim pursuant to this ARTICLE VII (including any Tax Claim as defined in Section 5.16(d)), such Indemnified Party shall notify the Representative (or, in the event indemnification is being sought hereunder directly from a Company Stockholder, such Company Stockholder) of such claim, and the Representative shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from a Company Stockholder, such Company Stockholder shall be entitled), at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Representative (or, in the event indemnification is being sought hereunder directly from a Company Stockholder, such Company Stockholder), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter; provided, further that, solely with respect to any Tax Claim, in the event Purchaser elects not to defend any Tax Claim for a taxable period ending on or before the Closing Date for which the Company Stockholders would reasonably be expected to have more than de minimis liability pursuant to this Agreement, Purchaser shall promptly provide written notice of its decision to the Representative and the Representative may elect to control such defense. Solely with respect to any Tax Claim, Purchaser will not agree to any settlement of any Tax Claim for which the Company Stockholders would reasonably be expected to have more than de minimis liability pursuant to this Agreement without the prior written consent of the Representative, which will not be unreasonably withheld, conditioned or delayed. If there is a third party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts paid, sustained, suffered or incurred by the Indemnified Parties in defense of such third party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. In the event that the Representative (or, if such indemnification claim is made directly against a Company Stockholder, such Company Stockholder) has consented to any such settlement with respect to an indemnification claim under Section 7.2(a), the Company Stockholders shall not have any power or authority to object under any provision of this ARTICLE VII to the amount of any Third Party Claim by Purchaser against the Escrow Fund, or against the Company Stockholders directly, as the case may be, with respect to such settlement.

     7.7 Escrow Arrangements.

          (a) Escrow Fund. By virtue of this Agreement and as partial security for the Indemnified Parties under Section 7.2(a), at the Effective Time, Purchaser shall deposit with the Escrow Agent the Escrow Amount in accordance with Section 1.10, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth in the Escrow Agreement (the “Escrow Fund”).

          (b) Fees. All fees of the Escrow Agent for performance of its duties under the Escrow Agreement (the “Escrow Expenses”) shall be paid in accordance with the standard fee schedule of the Escrow Agent as set forth in the Escrow Agreement.

          (c) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

     7.8 Representative.

          (a) By virtue of the Company Required Stockholder Consent, this Agreement and the transactions contemplated hereby by the Company Stockholders, each of the Company Stockholders shall be deemed to have agreed to appoint Henrik Rosendahl (the “Representative”) as its agent and attorney-in-fact, as the Representative for and on behalf of the Company Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by such Indemnified Party pursuant to Section 7.2(a), to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Company Stockholder or by any such Company Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Company Stockholder, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement. The identity of the Representative may be changed by the Company Stockholders from time to time upon not less than thirty (30) days prior written notice to Purchaser; provided, however, that the Representative may not be removed unless holders of at least two-thirds of the interest of the Escrow Fund agrees in writing to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Representative may be filled by the holders of a majority in interest of the Escrow Fund. Notices or communications to or from the Representative shall constitute notice to or from the Company Stockholders. A decision, act, consent or instruction of the Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Company Stockholders and shall be final, binding and conclusive upon the Company Stockholders; and each of the Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of the Company Stockholders. Each of the Escrow Agent and Purchaser is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

          (b) The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders shall indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative, and any fees and expenses incurred by the Representative in connection with the performance of his duties under this Agreement or the Escrow Agreement (“Representative Expenses”). Following the Expiration Date and the satisfaction of all claims made by Indemnified Parties for Losses, the Representative shall have the right to recover Representative Expenses from the Escrow Fund prior to any distribution to the Company Stockholders, and prior to any such distribution, shall deliver to Purchaser and the Escrow Agent a certificate setting forth the Representative Expenses actually incurred; provided, that, the Escrow Agent shall release up to One Hundred Thousand Dollars ($100,000) to the Representative from the Escrow Fund at any time, upon receipt of a certificate setting forth such Representative Expenses, to cover any Representative Expenses incurred by the Representative in connection with the performance of the Representative’s duties with respect to any Third Party Claim in accordance with Section 7.6.

     7.9 Release. Each Company Stockholder who surrenders his, her or its certificate(s) which immediately prior to the Effective Time represented shares of Company Stock and accepts payment of his, her or its portion of the consideration paid herein upon conversion of the share(s) of Company Stock formerly represented by such certificate(s) shall be deemed to have, and hereby does, unconditionally release and forever discharge the Company, Purchaser, Sub and any other subsidiary of Purchaser, including their respective officers and directors, from (i) any and all obligations or duties the Company might have to such Company Stockholder and (ii) any and all claims of liability, whether legal or equitable, of every kind and nature, which such Company Stockholder ever had, now has or may claim against the Company in each case arising out of facts or circumstances occurring at any time on or prior to the date hereof; provided, however, that such release shall exclude those claims, liabilities, obligations and duties of the Company, Purchaser and Sub under this Agreement and shall exclude, to the extent applicable with respect to any Company Stockholder who is a director, officer or employee of the Company, (i) compensation to be paid after the Effective Time (including any amounts payable in connection with the consummation of the transactions contemplated by this Agreement), (ii) reimbursement for expenses incurred by any such Company Stockholder in the ordinary course of his or her employment which are reimbursable under the Company’s expense reimbursement policies, (iii) accrued vacation, subject to the Company’s policies on accrual and carryforward, and (iv) any remaining obligations of the Company to indemnify any officer or director. The terms and provisions of this Section 7.9 are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Stockholders pursuant to the Stockholders’ Written Consent shall constitute approval by such Company Stockholders, as specific terms of the Merger, and the irrevocable agreement of such Company Stockholders to be bound by such terms and provisions.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

          (a) by mutual agreement of the Company and Purchaser;

          (b) by Purchaser or the Company, if the Closing Date shall not have occurred by ninety (90) days following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date, and such action or failure to act constitutes breach of this Agreement;

          (c) by Purchaser or the Company, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal.

          (d) by Purchaser, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;

          (e) by Purchaser, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

          (f) by the Company, if none of the Company is in material breach of their respective obligations under this Agreement, and there has been a breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied, and such breach has not been cured within twenty (20) calendar days after written notice thereof to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company, or their respective officers, directors or stockholders or other Affiliates, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.2 (Confidentiality), 5.5 (Public Disclosure), 5.12 (Expenses), ARTICLE IX (General Provisions) hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VIII.

     8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

     8.4 Extension; Waiver. At any time prior to the Closing, Purchaser and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall not, unless specifically stated in writing otherwise, waive any indemnification obligation. For purposes of this Section 8.4, the Company Stockholders agree that any extension or waiver signed by a majority-in-interest of the Company Stockholders shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver.

ARTICLE IX

GENERAL PROVISIONS

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Purchaser or Sub, to:

Quantum Corporation
3600 136 Place SE, Suite 300
Bellevue, Washington 88006
Attention: Chief Executive Officer
Facsimile No.: (408) 944-6581

with a copy to:

1650 Technology Drive, Suite 700
San Jose, California 95110-1382
Attention: General Counsel
Facsimile No.: (408) 944-6581

and to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Steven E. Bochner, Esq.
Nathaniel P. Gallon Esq.
Facsimile No.: (650) 493-6811

(b)	if to the Company, to:

Henrik Rosendahl
1114 Terrace Drive
Napa, California 94559
Facsimile No.: (415) 520-5324

with a copy to:

Samuel S. Coates
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Facsimile No.: (650) 849-7400

     9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Purchaser may assign its rights and delegate its obligations hereunder to its Affiliates as long as Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder.

     9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7 Governing Law; Jurisdiction; Venue.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

          (b) Subject to the terms of Section 7.5 of this Agreement, each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.7(b), however, shall affect the right of any party to serve legal process in any other manner permitted by law.

     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Purchaser, Sub and the Company have caused this Agreement to be signed, all as of the date first written above.

QUANTUM CORPORATION
By:	/s/ Jon Gacek
Name: Jon Gacek
Title: Chief Executive Officer
PANCETERA SOFTWARE, INC.
By:	/s/ Henrik Rosendahl
Name: Henrik Rosendahl
Title: Chief Executive Officer
QUARRY ACQUISITION CORPORATION
By:	/s/ Jon Gacek
Name: Jon Gacek
Title: Chief Executive Officer
REPRESENTATIVE
By:	/s/ Henrik Rosendahl
Name: Henrik Rosendahl

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER